UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐     Confidential, For Use of the Commission Only

         (as permitted by Rule 14A-6(e)(2))

☒     Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material Pursuant to Section 240.14a-12

The Black & Decker Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice Of Annual Meeting Of Stockholders

The 2009 Annual Meeting of Stockholders of The Black & Decker Corporation will be held at Black & Decker’s headquarters, 701 East Joppa Road, Towson, Maryland 21286, on April 30, 2009, at 9:00 A.M., Eastern Time, for the following purposes:

1.	To elect the eleven directors nominated by the Board of Directors to serve until the next annual meeting;

2.	To ratify the selection of Ernst & Young LLP as Black & Decker’s independent registered public accounting firm for 2009; and

3.	To conduct any other business properly brought before the meeting.

Stockholders of record at the close of business on February 24, 2009, will be entitled to vote at the meeting or any adjournments of the meeting.

This year Black & Decker will be using the “notice and access” method of providing proxy materials to you via the Internet. On or about March 16, 2009, you will receive a Notice of Internet Availability of Proxy Materials, which includes instructions regarding voting your shares via the Internet and requesting a printed copy of our proxy materials. We believe that this process will provide you with prompt access to our proxy materials, lower our cost of printing and delivering proxy materials, and minimize the environmental impact of printing paper copies.

Your vote is important to us.    Voting instructions are provided in the Notice of Internet Availability of Proxy Materials and are printed on your proxy card. We encourage you to vote as soon as possible by one of the following convenient methods:

•	by telephone, or

•	electronically via the Internet, or

•	if you requested printed proxy materials, signing, dating, and returning the proxy card in the envelope provided.

Your Board of Directors recommends a vote “for” each of the nominees included in the Proxy Statement. The Audit Committee, which has the sole authority to retain Black & Decker’s independent registered public accounting firm, recommends a vote “for” the ratification of the selection of Ernst & Young LLP.

By Order of the Board of Directors

Natalie A. Shields
Vice President and Corporate Secretary
March 16, 2009

Proxy Statement

The Board of Directors is soliciting proxies to be voted at the 2009 Annual Meeting of Stockholders to be held at Black & Decker’s headquarters, 701 East Joppa Road, Towson, Maryland 21286, on April 30, 2009, at 9:00 A.M., Eastern Time. If you decide to attend the meeting, you will receive directions to the specific location of the meeting upon your arrival at Black & Decker’s headquarters.

In accordance with the “notice and access” rules adopted by the Securities and Exchange Commission, we are primarily providing proxy materials to our stockholders on the Internet rather than mailing printed copies of the materials. On March 16, 2009, we began mailing a Notice of Internet Availability of Proxy Materials (the “e-Proxy Notice”) to most of our stockholders of record at the close of business on February 24, 2009 (the “Record Date”). The e-Proxy Notice contains instructions on how to access the Notice of Annual Meeting, this Proxy Statement, and the Annual Report of The Black & Decker Corporation, including the Annual Report on Form 10-K that includes the Consolidated Financial Statements for the year ended December 31, 2008, how to vote electronically via the Internet, and how to vote by telephone. The proxy materials will be available on the Internet on March 16, 2009, as described in the e-Proxy Notice. Stockholders will not receive a printed copy of these proxy materials unless requested in accordance with the instructions provided in the e-Proxy Notice. We will begin mailing a printed copy of the proxy materials on March 16, 2009, to stockholders of record on the Record Date who previously requested to receive a printed copy of the proxy materials.

On the Record Date, there were 60,129,728 shares of common stock outstanding held by 10,632 stockholders of record. Each share of common stock entitles the holder to one vote.

You may vote your shares by:

•	calling the toll-free number listed on the proxy card and on the Internet site listed in the e-Proxy Notice,

•	accessing the Internet site listed in the e-Proxy Notice and on the proxy card,

•	signing and dating the proxy card and returning it in the envelope provided, or

•	attending the meeting in person and voting by ballot at the meeting.

If you hold your shares through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on its voting procedures. Please follow the directions that your bank or broker provides.

You may revoke your proxy, whether given by signing the proxy card or by using the telephone or Internet procedure, at any time by:

•	delivering written notice of revocation to Black & Decker’s Corporate Secretary,

•	delivering another proxy that is properly signed and has a later date,

•	voting by telephone or through the Internet on a later date, or

•	voting in person at the meeting.

Voting by mail using the proxy card enclosed with the printed proxy materials, by telephone, or by accessing the Internet does not limit your right to attend the meeting and change your vote by ballot at the meeting. If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact your bank or broker in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the annual meeting in order to vote.

The telephone and Internet voting procedures are described in the e-Proxy Notice and on the proxy card enclosed with the printed proxy materials. The telephone and Internet voting procedures are designed to verify stockholders’ identities, allow stockholders to give voting instructions, and confirm that their instructions have been properly recorded. Your telephone or Internet instructions will authorize the persons named as Proxies to vote your shares as you direct.

Upon request, Black & Decker will supply proxy materials to brokerage houses and other custodians, nominees, and fiduciaries for distribution to beneficial owners of Black & Decker shares and will reimburse them for their distribution expenses. Black & Decker has hired a proxy solicitation firm, D. F. King & Co., Inc., to assist in the solicitation of proxies and has agreed to pay D. F. King approximately $9,000 and to reimburse its expenses. The solicitation of proxies is being made by mail, and also may be made personally, electronically, or by telephone by Black & Decker employees and representatives of D. F. King.

In accordance with a notice sent to eligible beneficial owners of Black & Decker shares who share a single address, if printed copies of the proxy materials are requested, only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank, or nominee received contrary instructions from any beneficial stockholder at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If a beneficial owner at that address wishes to receive an Annual Report or Proxy Statement this year or in the future, he or she may contact the Corporate Secretary at Black & Decker’s principal executive office. Black & Decker’s principal executive office is at 701 East Joppa Road, Towson, Maryland 21286, and its telephone number is (410)-716-3900.

VOTING SECURITIES

On the Record Date, to Black & Decker’s knowledge, no one other than the stockholders listed in the following table beneficially owned more than 5% of the outstanding shares of its common stock.

Name	Title of Class	Amount of Beneficial Ownership		Percent of Class
Bank of America Corporation 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255	Common Stock	4,274,383 shares	(1)	7.1%

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	Common Stock	3,751,867 shares	(2)	6.2%

NFJ Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, Texas 75201	Common Stock	3,596,800 shares	(3)	6.0%

AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	Common Stock	3,084,217 shares	(4)	5.1%

LSV Asset Management 1 N. Wacker Drive Chicago, Illinois 60606	Common Stock	3,008,952 shares	(5)	5.0%

(1)	Based on the Schedule 13G/A (Amendment No. 2) filed February 12, 2009, by Bank of America Corporation and several of its subsidiaries. According to the Schedule 13G/A, Columbia Management Advisors, LLC is deemed to have sole voting power with respect to 3,923,937 shares, shared voting power with respect to 37,320 shares, sole dispositive power with respect to 4,027,056 shares, and shared dispositive power with respect to 81,915 shares in its capacity as an investment advisor.
(2)	Based on Schedule 13G/A (Amendment No. 1) filed February 17, 2009, by FMR LLC and Edward C. Johnson III. According to the Schedule 13G/A, Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is deemed to have sole dispositive power with respect to 3,678,116 shares in its capacity as an investment adviser to various investment companies.
(3)	Based on the Schedule 13G filed February 17, 2009, by NFJ Investment Group LLC. According to the Schedule 13G, NFG Investment Group LLC has sole dispositive power with respect to all of these shares and sole voting power with respect to 3,592,300 shares.
(4)	Based on the Schedule 13G/A (Amendment No. 4) filed February 10, 2009, by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA, and AXA Financial, Inc. According to the Schedule 13G/A, AllianceBernstein L.P., a wholly owned subsidiary of AXA Financial, Inc., is deemed to have sole voting power with respect to 2,312,563 shares and sole dispositive power with respect to 3,066,358 shares in its capacity as an investment advisor.
(5)	Based on the Schedule 13G filed February 17, 2009, by LSV Asset Management. According to the Schedule 13G, LSV Asset Management has sole dispositive power and sole voting power with respect to all of these shares.

ELECTION OF DIRECTORS

Eleven directors will be elected to hold office until their successors are elected and qualified. The presence, in person or by proxy, of the record holders of a majority of the shares of stock entitled to be voted at the meeting constitutes a quorum for the conduct of business. If a quorum is present, the affirmative vote of the record holders of a majority of the shares of stock represented at the meeting in person or by proxy is necessary to elect directors. Abstentions will be treated as shares represented at the meeting and will have the same effect as votes against a director. Unless otherwise specified, the proxies received will be voted for the election of the following persons nominated by the Board of Directors:

Nolan D. Archibald

Chairman, President, and Chief Executive Officer

The Black & Decker Corporation

Mr. Archibald served in various executive positions with Conroy, Inc. In 1977, he became vice president of marketing for the Airstream Division of Beatrice Companies, Inc. His subsequent positions at Beatrice included president of Del Mar Window Coverings, president of Stiffel Lamp Company, and president of the Home Products Division. In 1983, he was elected a senior vice president of Beatrice and president of the Consumer and Commercial Products Group. Mr. Archibald left Beatrice and was elected president and chief operating officer of Black & Decker in 1985 and chief executive officer in 1986. He has served continuously in the additional position of chairman of the board since 1987.

Mr. Archibald, who is 65, was first elected a director of Black & Decker in 1985. He also serves as a director of Brunswick Corporation, Lockheed Martin Corporation, and Huntsman Corporation.

Norman R. Augustine

Retired Chairman and Chief Executive Officer

Lockheed Martin Corporation

Mr. Augustine served in various capacities with Douglas Aircraft Company and Vought Missiles and Space Company before joining the United States Department of Defense, where he served as Undersecretary of the Army. He joined Martin Marietta Corporation, a predecessor of Lockheed Martin Corporation, in 1977 as vice president of Aerospace Technical Operations, became a director in 1986, and rose to the position of chairman of the board and chief executive officer in 1988 and 1987, respectively. Following the merger of Martin Marietta and Lockheed Corporation in 1995, he served as president of Lockheed Martin Corporation and later as chairman of the board and chief executive officer. From 1997 through 1999, Mr. Augustine was a lecturer with the rank of professor on the faculty of Princeton University.

Mr. Augustine, who is 73, was first elected a director of Black & Decker in 1997. He is also a member of the Deutsche Bank Americas Client Advisory Board.

Barbara L. Bowles

Retired Vice Chair

Profit Investment Management

Ms. Bowles held various positions at First National Bank of Chicago, including vice president of trust investments. From 1981 to 1984, Ms. Bowles was assistant vice president and director of investor relations for Beatrice Companies, Inc. In 1984, she joined Kraft, Inc., where she served as corporate vice president until 1989. Ms. Bowles was chairman of the board and chief executive officer of The Kenwood Group, Inc., an investment advisory firm that she founded in 1989, until December 2005, when the firm was acquired by Profit Investment Management. She was the vice chair of Profit Investment Management through 2007.

Ms. Bowles, who is 61, was first elected a director of Black & Decker in 1993. She also serves as a director of Wisconsin Energy Corporation, Hospira, Inc., The Museum of Science and Industry Chicago, the Chicago Urban League, and the Children’s Memorial Hospital of Chicago. Ms. Bowles is also a trustee of Fisk University.

George W. Buckley

Chairman, President, and Chief Executive Officer

3M Company

From 1993 to 1997, Mr. Buckley served as the chief technology officer for the Motors, Drives, and Appliance Component of Emerson Electric Company. Later, he served as President of its U.S. Electric Motors Division. In 1997, he joined the Brunswick Corporation as a vice president, became senior vice president in 1999, and became executive vice president in 2000. Mr. Buckley was elected president and chief operating officer of Brunswick in April 2000 and chairman and chief executive officer in June 2000. In December 2005, he was elected chairman, president, and chief executive officer of the 3M Company.

Mr. Buckley, who is 62, was first elected a director of Black & Decker in 2006. Mr. Buckley also serves as a director of the 3M Company and Archer-Daniels-Midland Company.

M. Anthony Burns

Chairman Emeritus

Ryder System, Inc.

Mr. Burns served for nine years with Mobil Oil Corporation before joining Ryder System, Inc. in 1974. He was elected president and chief operating officer and a director of Ryder in 1979, chief executive officer in 1983, and chairman of the board in 1985. He retired as chief executive officer in 2000 and as chairman of the board and a director in 2002.

Mr. Burns, who is 66, was first elected a director of Black & Decker in 2001. He also serves as a director of Pfizer Inc. and J. C. Penney Company, Inc. He is a life trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida.

Kim B. Clark

President

Brigham Young University—Idaho

Dr. Clark joined the faculty of Harvard Business School in 1978 and was named Dean of Faculty and George F. Baker Professor of Administration in 1995. He was named president of Brigham Young University—Idaho in 2005. His research is focused on modularity in design and the integration of technology and competition in industry evolution, with a particular focus on the computer industry. He and Carliss Baldwin are co-authors of Design Rules: The Power of Modularity (MIT Press, 2000).

Dr. Clark, who is 59, was first elected a director of Black & Decker in 2003. He also serves as a director of JetBlue Airways Corporation and Beneficial Financial Group.

Manuel A. Fernandez

Chairman Emeritus

Gartner, Inc.

Mr. Fernandez held various positions with ITT, Harris Corporation, and Fairchild Semiconductor Corporation before becoming president and chief executive officer of Zilog Incorporated in 1979. In 1982, he founded Gavilan Computer Corporation and served as president and chief executive officer and, in 1984, became president and chief executive officer of Dataquest, Inc., an information technology service company. From 1991, he served as president, chairman of the board, and chief executive officer of Gartner, Inc., and was elected chairman emeritus in 2001. Since 1998, he also has been the managing director of SI Ventures, a venture capital firm. In February 2009, he was named, effective June 28, 2009, non-executive chairman of SYSCO Corporation, a foodservice distribution company, where he has served as a director since November 2006.

Mr. Fernandez, who is 62, was first elected a director of Black & Decker in 1999. He also serves as a director of Brunswick Corporation and Flowers Foods, Inc.

Benjamin H. Griswold, IV

Chairman

Brown Advisory

Mr. Griswold joined Alex. Brown & Sons in 1967, became a partner of the firm in 1972, was elected vice chairman of the board and director in 1984, and became chairman of the board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became senior chairman of BT Alex. Brown, and upon the acquisition of Bankers Trust by Deutsche Bank in 1999, he became senior chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc. Mr. Griswold retired from Deutsche Bank Securities Inc. in February 2005 and was appointed chairman of Brown Advisory, an asset management and strategic advisory firm, in March 2005.

Mr. Griswold, who is 68, was first elected a director of Black & Decker in 2001. He also serves as a director of Baltimore Life Insurance Company, Flowers Foods, Inc., and W.P. Carey & Co., LLC. He also serves on the Deutsche Bank Americas Client Advisory Board. In the non-profit sector, he is a trustee of the Johns Hopkins University and the Peabody Institute and chairs the Baltimore Symphony Orchestra’s Endowment Board.

Anthony Luiso

Retired President—Campofrio Spain

Campofrio Alimentacion, S.A.

Mr. Luiso was employed by Arthur Andersen & Co. and, in 1971, joined Beatrice Companies, Inc. He held various positions at Beatrice, including president and chief operating officer of the International Food Division and president and chief operating officer of Beatrice U.S. Food. Mr. Luiso left Beatrice in 1986 to become group vice president and chief operating officer of the Foodservice Group of International Multifoods Corporation and served as chairman of the board, president, and chief executive officer of that corporation until 1996. He served as executive vice president of Tri Valley Growers during 1998. In 1999, he joined Campofrio Alimentacion, S.A., the leading processed meat-products company in Spain, as president-international and subsequently served as president of Campofrio Spain through 2001.

Mr. Luiso, who is 65, was first elected a director of Black & Decker in 1988.

Robert L. Ryan

Retired Senior Vice President and Chief Financial Officer

Medtronic Inc.

Mr. Ryan was a management consultant for McKinsey and Company and a vice president for Citicorp. He joined Union Texas Petroleum Corporation as treasurer in 1982, became controller in 1983, and was promoted to senior vice president and chief financial officer in 1984. In April 1993, Mr. Ryan was named the senior vice president and chief financial officer of Medtronic, Inc. He retired from Medtronic in 2005.

Mr. Ryan, who is 65, was first elected as a director of Black & Decker in 2005. He also serves as a director of The Hewlett-Packard Company, Citigroup Inc. and General Mills, Inc. and is a trustee of Cornell University.

Mark H. Willes

President and Chief Executive Officer

Deseret Management Corporation

Mr. Willes was assistant professor of finance and visiting lecturer at the Wharton School of Finance and Commerce of the University of Pennsylvania from 1967 to 1971. In 1971, Mr. Willes joined the Philadelphia Federal Reserve Bank, where he held a number of positions, including director of research and first vice president. He was president of the Federal Reserve Bank of Minneapolis from 1977 to 1980. He joined General Mills, Inc. in 1980 as executive vice president and chief financial officer, was elected president, chief operating officer, and a director of General Mills in 1985, and was elected vice chairman of the board in 1992. In 1995, Mr. Willes was elected a director, president, and chief executive officer of The Times Mirror Company, a national news and information company, and, in 1996, was elected to the additional post of chairman of the board. He also was publisher of The Los Angeles Times from 1997 to 1999. In March 2009, Mr. Willes became the president and chief executive officer of Deseret Management Corporation, a private business holding company.

Mr. Willes, who is 67, was first elected a director of Black & Decker in 1990, served until 2001, and was re-elected to the Board in 2004.

CORPORATE GOVERNANCE

The Board of Directors adopted the Corporate Governance Policies and Procedures Statement to set out the policies and procedures by which the Board performs its duties to direct the management of Black & Decker as provided in the laws of Maryland, to assure compliance with state and federal laws and regulations and applicable rules of the New York Stock Exchange (“NYSE”), and to assure that Black & Decker acts effectively and efficiently in the best interests of its stockholders and other constituencies. The Statement contains the charters of the standing committees of the Board of Directors, the Code of Ethics and Standards of Conduct, and the Code of Ethics for Senior Financial Officers. The Statement is available free of charge on Black & Decker’s Internet site (www.bdk.com) or in print by calling (800) 992-3042 or (410) 716-2914.

Independent Directors    The Board has determined that, other than Mr. Archibald, who is a full-time employee, no current director has a material relationship with Black & Decker and each is an “independent director” as defined under the current rules of the NYSE and Black & Decker’s Corporate Governance Policies and Procedures Statement. The definition of “independent director” is contained in Black & Decker’s Corporate Governance Policies and Procedures Statement.

In accordance with its charter, the Corporate Governance Committee monitors the independence of directors by reviewing any relationship or transaction in which Black & Decker and a director are participants that may impede the director’s independence or must be disclosed in the Proxy Statement in accordance with the rules and regulations of the SEC. The Corporate Governance Committee reports annually to the Board any relationships or transactions that require a determination by the Board of materiality for proxy reporting purposes. There were no relationships or transactions in which Black & Decker and a director were participants that would impede the director’s independence or must be disclosed in the Proxy Statement. In accordance with its charter, the Audit Committee also receives a report from the General Auditor on an annual basis of any transaction between a director and Black & Decker that is out of the ordinary course of business. The General Auditor has never identified any transaction between a director and Black & Decker that required reporting to the Audit Committee.

Compensation of Directors    Non-management directors receive an annual retainer of $220,000, consisting of shares of common stock with a value of $110,000 under The Black & Decker Non-Employee Directors Stock Plan (the “Directors Stock Plan”) and $110,000 in cash. The chairmen of the Audit Committee and the Compensation Committee each receives an additional retainer of $20,000 in cash, the chairmen of the Finance Committee and the Corporate Governance Committee each receives an additional retainer of $10,000 in cash, and each member of the Audit Committee other than the chairman receives an additional retainer of $10,000 in cash. Beginning in 2009, the presiding director receives an additional retainer of $35,000 in cash. No separate meeting fees are paid.

Directors have the option to receive their cash fees in shares of common stock or to defer all or a portion of their cash and stock fees in the form of “phantom shares.” A director who elects to defer all or any part of the cash portion of the annual retainer in the form of phantom shares will be credited with shares of common stock having a fair market value (as defined in the Directors Stock Plan) equal to 120% of the amount of cash deferred.

The following table shows the compensation paid to each of the directors during 2008:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation(3)	Total
Norman R. Augustine	$–0–	$252,000	$7,291	$259,291
Barbara L. Bowles	120,054	109,946	2,362	232,362
George W. Buckley	–0–	242,000	3,696	245,696
M. Anthony Burns	45	261,955	147	262,147
Kim B. Clark	110,000	110,000	9,659	229,659
Manuel A. Fernandez	–0–	252,000	3,138	255,138
Benjamin H. Griswold, IV	110,045	109,955	704	220,704
Anthony Luiso	–0–	252,000	1,404	253,404
Robert L. Ryan	110,000	110,000	6,818	226,818
Mark H. Willes	–0–	262,000	6,437	268,437

(1)	The following table shows the number of stock options held by each director as of December 31, 2008, all of which are immediately exercisable:

Director	Outstanding Stock Options
Norman R. Augustine	10,000
Barbara L. Bowles	5,000
George W. Buckley	–0–
M. Anthony Burns	5,833
Kim B. Clark	–0–
Manuel A. Fernandez	12,500
Benjamin H. Griswold, IV	4,375
Anthony Luiso	10,000
Robert L. Ryan	–0–
Mark H. Willes	–0–

(2)	Represents the amount recognized in Black & Decker’s financial statements during 2008 for awards of stock and phantom shares under the Directors Stock Plan. The fair value for each share of stock or unit of phantom stock was $66.72.
(3)	Includes amounts that Black & Decker contributes under its Matching Gifts Program to match gifts made by directors. Black & Decker offers the Matching Gifts Program to encourage directors and employees to support non-profit organizations. The program matches up to $5,000 of total gifts made by a director in a calendar year to qualified organizations. Black & Decker matched a total of $14,000 in gifts made by directors in 2008.

Black & Decker provides $100,000 of term life insurance for each director who is not an employee and $200,000 of accident insurance coverage during each day that a director travels in connection with Black & Decker’s business. Black & Decker provides retirement benefits to directors who were elected prior to 1994 and retire after having served for five or more years. The annual amount of the benefit is $15,000 (one-half of the annual retainer on the date the retirement plan was closed to newly elected directors). Retirement benefits are paid in monthly installments to the director or the director’s surviving spouse until (1) the number of monthly payments made equals the number of months of service by the director; (2) 120 monthly payments have been made; or (3) the last day of the month following the death of the individual entitled to the payments, whichever occurs first. The retirement benefit is based only on service as a non-management director, and no director first elected after 1993 may participate.

Prior to 2003, directors who were not full-time employees of Black & Decker received stock options as compensation for their service as directors. The option exercise price was the average of the high and low sale price per share on the NYSE on the date of grant. The options became exercisable eleven months from the date of grant and remain exercisable for ten years from the date of grant. The Board discontinued granting stock options to directors in October 2002.

The Board of Directors has adopted the Directors Product Program to encourage directors to use Black & Decker products in order to enhance their understanding and appreciation of Black & Decker’s business. Directors may receive Black & Decker products with an aggregate value of up to $10,000 annually. The value of the products is included in the director’s taxable income, and Black & Decker reimburses directors for the applicable tax liability associated with the receipt of the products. Directors may also purchase Black & Decker products at Black & Decker’s cost, which results in no incremental cost to Black & Decker.

Board Attendance    During 2008, the Board of Directors met in person or by telephone five times. All directors attended 75% or more of the total number of meetings of the Board and Board committees on which they served. Directors are expected to attend the annual meetings of stockholders, and all of the directors attended the annual meeting in 2008.

Committees    The Board has five committees: Executive, Audit, Compensation, Corporate Governance, and Finance. All committees other than the Executive Committee are composed of non-management directors, each of whom is independent within the current rules of the NYSE and the provisions of the Corporate Policies and Procedures Statement. Each committee operates under a written charter adopted by the Board, a copy of which is available on Black & Decker’s Web site (www.bdk.com).

Executive Committee    The Executive Committee is currently composed of Nolan D. Archibald (Chairman), Norman R. Augustine, M. Anthony Burns, Manuel A. Fernandez, and Mark H. Willes. The Executive Committee meets when required during intervals between meetings of the Board and has authority to exercise all of the powers of the Board except as limited by the Maryland General Corporation Law. The Executive Committee met once in 2008.

Audit Committee    The Audit Committee, which is currently composed of M. Anthony Burns (Chairman), Barbara L. Bowles, and Anthony Luiso, met eight times during 2008. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent. The Audit Committee assists the Board in overseeing the integrity of Black & Decker’s financial statements, Black & Decker’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of Black & Decker’s internal auditors and independent auditor. The Board and the Audit Committee have adopted a Code of Ethics for Senior Financial Officers that applies to Black & Decker’s chief executive officer, chief financial officer, and controller. The Code is available on Black & Decker’s Web site (www.bdk.com).

Compensation Committee    The Compensation Committee, which is currently composed of Mark H. Willes (Chairman), George W. Buckley, and Benjamin H. Griswold, IV, met seven times in 2008. The Compensation Committee assists the Board in matters relating to executive compensation, establishes goals for the award of incentive or performance-based compensation, manages Black & Decker’s stock option, restricted stock and other compensation plans, and monitors the performance of executive officers.

Corporate Governance Committee    The Corporate Governance Committee, which is currently composed of Manuel A. Fernandez (Chairman), Barbara L. Bowles, Kim B. Clark, and Robert L. Ryan, met four times in 2008. The Corporate Governance Committee performs the functions of a nominating committee by identifying individuals qualified to become directors and recommending to the Board a slate of director nominees for the next annual meeting of stockholders. The Corporate Governance Committee also recommends members of the standing committees and develops and recommends to the Board corporate governance principles.

Finance Committee    The Finance Committee, which is currently composed of Norman R. Augustine (Chairman), M. Anthony Burns, and Anthony Luiso, met five times during 2008. The Finance Committee monitors the overall financial performance of Black & Decker, recommends dividends, reviews and recommends offerings of Black & Decker’s securities, and reviews Black & Decker’s investments.

Non-Management Directors and Presiding Director    Other than Mr. Archibald, who is a full-time employee, all current directors are non-management directors. The non-management directors generally meet in executive session at the end of each regular Board meeting in February, July, and December. The non-management directors elect a presiding director to chair the executive sessions for a one-year term at the Board’s annual meeting in April and, in April 2008, elected Mark H. Willes to serve as the presiding director. Interested persons wishing to make their concerns known to the presiding director or to the non-management directors as a group may contact them at the following address:

Presiding Director [or Non-Management Directors]

c/o Corporate Secretary

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

Stockholder Communications    In addition to the procedures provided for any interested party to communicate with the presiding director or the non-management directors as a group, stockholders also may communicate with individual directors or the whole Board by sending communications, marked to show that they are a “stockholder communication,” in care of the Corporate Secretary at the foregoing address. If addressed to individual directors, the communications will be forwarded, unopened, to those directors, and if addressed to the whole Board, will be forwarded, unopened, to the Chairman of the Corporate Governance Committee for review and appropriate dissemination. Stockholder proposals submitted for possible inclusion in the Proxy Statement for an annual meeting of stockholders are not, and should not be marked as, a “stockholder communication.”

Nomination of Directors    When a vacancy occurs on the Board of Directors or when the Board increases the number of directors, the Corporate Governance Committee will identify potential candidates to fill the vacancy. Background information on each candidate will be distributed to members of the Corporate Governance Committee, which will screen recommended candidates and, if appropriate, make discreet inquiry to determine the candidate’s interest and availability. Unless eliminated by the screening, the Corporate Governance Committee will report the candidate’s name to the Board and request comments from the other directors. One or more members of the Corporate Governance Committee will meet with the candidate and determine the candidate’s suitability for the Board. Although there are no specific qualifications and standards that must be met by a candidate to be recommended to the Board or any specific qualities or skills that the candidate must possess, a list of desirable characteristics is included in Black & Decker’s Corporate Governance Policies and Procedures Statement, which is posted on Black & Decker’s Web site (www.bdk.com).

The Corporate Governance Committee will consider candidates proposed by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group have held 5% of Black & Decker’s common stock for over one year will be considered substantial, long-term stockholders. In considering candidates proposed by stockholders, the Corporate Governance Committee will apply the same qualifications and standards it applies when considering nominees proposed by Committee or Board members, including whether a proposed candidate is committed to representing the interests of stockholders generally and not the interests of a particular stockholder or group of stockholders, nor the interests of a particular group whose interests are primarily non-economic or involve a social agenda.

Only persons nominated in accordance with Black & Decker’s bylaws are eligible for election as directors. Nominations may be made at the annual meeting of stockholders only by the Board, by the Corporate Governance Committee (which functions as the nominating committee) or a person appointed by the Board, or by a stockholder who is entitled to vote and follows the procedures described below.

A stockholder may nominate a person for election as a director by sending a written notice to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286, that is received not less than 120 days nor more than 150 days prior to the first anniversary of the date on which Black & Decker first mailed its proxy materials in connection with the previous year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received not more than 110 days prior to the annual meeting and not less than 90 days prior to the annual meeting or ten days following the day on which the date of the annual meeting was first publicly announced. The stockholder’s notice must include:

•	the name, age, business address, and residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the number of shares of common stock owned by the nominee;

•

any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors according to Regulation 14A under the Securities Exchange Act of 1934;

•	the name and address of the stockholder and of the beneficial owner of the shares, if any, on whose behalf the nomination is made;

•	the number of shares of common stock beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the nomination is made;

•

a description of any agreement, arrangement, or understanding with respect to the nomination among the stockholder, the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates, and any others (including their names) acting in concert with any of the foregoing;

•

a description of any agreement, arrangement, or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder, the beneficial owner, if any, on whose behalf the nomination is made, or any of their respective affiliates or associates the effect or intent of which is to mitigate the loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder, the beneficial owner, or their respective affiliates and associates with respect to shares of common stock, including but not limited to any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares; and

•	a representation that the stockholder will update or supplement the foregoing information as of the record date for the meeting not later than ten days after the record date for the meeting.

Black & Decker may require any proposed nominee to furnish other information that may be necessary to determine the nominee’s eligibility to serve as a director. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, the chairman will announce this at the meeting, and the nomination will be disregarded. Although following these procedures enables a stockholder to make a nomination at the annual meeting, it does not entitle the stockholder to have the nominee included in Black & Decker’s Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that Black & Decker disclose late filings of reports of stock ownership, or changes in ownership, by its directors, officers, and 10% stockholders. Based on its review of the copies of forms it received and written representations from reporting persons that they were not required to file a Form 5, Black & Decker believes that, during 2008, all reports required under Section 16(a) of the Securities Exchange Act for its directors, officers, and 10% stockholders were filed on a timely basis.

SECURITY OWNERSHIP BY MANAGEMENT

The following table shows the number of shares of Black & Decker common stock beneficially owned on the Record Date by each director-nominee, each named executive officer, and all current directors and executive officers as a group. Other than Mr. Archibald, who beneficially owns 4.0% of the outstanding shares of common stock, each director and named executive officer beneficially owns less than 1% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially own 7.3% of the outstanding shares of common stock. The table also includes:

•

shares of common stock that directors and executive officers have the right to acquire within 60 days of the Record Date, including shares that they have the right to acquire by exercising stock options;

•	shares of restricted stock held by executive officers; and

•	phantom shares that have been deferred by directors, but ultimately will be paid in shares of common stock under the Directors Stock Plan.

Executive officers may vote the restricted shares but may not sell or transfer those shares until the restrictions lapse. The phantom shares are not entitled to be voted and may not be transferred, but have been listed in the table because they represent part of the total economic interest of the directors in Black & Decker stock.

	Number of Shares Beneficially Owned
Nolan D. Archibald	2,514,477	(1)
Norman R. Augustine	39,844	(2)
Barbara L. Bowles	18,279	(3)
George W. Buckley	9,067	(4)
M. Anthony Burns	22,447	(5)
Kim B. Clark	4,198
Charles E. Fenton	116,121	(6)
Manuel A. Fernandez	34,413	(7)
Benjamin H. Griswold, IV	42,955	(8)
Anthony Luiso	78,752	(9)
Michael D. Mangan	336,340	(10)
Stephen F. Reeves	117,095	(11)
Robert L. Ryan	4,631	(12)
John W. Schiech	288,200	(13)
Mark H. Willes	41,421	(14)
All Directors and Executive Officers as a Group (30 persons)	4,620,117	(15)

(1)	Includes 2,089,100 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 4,242 shares held under the Retirement Savings Plan and 40,878 shares held by or for the benefit of members of Mr. Archibald’s immediate family as to which Mr. Archibald has sole or shared voting or investment power.
(2)	Includes 10,000 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under The 1995 Stock Option Plan for Non-Employee Directors (the “Directors Stock Option Plan”). Also includes 24,844 phantom shares held for the benefit of Mr. Augustine in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Augustine.
(3)	Includes 5,000 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan. Also includes 1,229 phantom shares held for the benefit of Ms. Bowles in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Ms. Bowles.

(4)	Represents phantom shares held for the benefit of Mr. Buckley in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Buckley.
(5)	Includes 5,833 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.
(6)	Includes 65,250 shares that may be acquired within 60 days of the Record Date by exercising stock options and 172 shares held under the Retirement Savings Plan.
(7)	Includes 10,000 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 5,500 phantom shares held for the benefit of Mr. Fernandez in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Fernandez.
(8)	Includes 4,375 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.
(9)	Includes 10,000 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 58,597 phantom shares held for the benefit of Mr. Luiso in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Luiso.
(10)	Includes 777 shares held under the Retirement Savings Plan and 254,750 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(11)	Includes 82,750 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 1,416 shares held under the Retirement Savings Plan and 300 shares held for the benefit of members of Mr. Reeves’ immediate family.
(12)	Represents phantom shares held for the benefit of Mr. Ryan in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Ryan.
(13)	Includes 1,974 shares held under the Retirement Savings Plan and 231,000 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(14)	Includes 1,009 phantom shares held for the benefit of Mr. Willes in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Willes.
(15)	Includes 21,008 shares held for the account of the executive officers under the Retirement Savings Plan and 3,443,171 shares that executive officers and directors have the right to acquire within 60 days of the Record Date by exercising stock options. Also includes 104,877 phantom shares held in deferred compensation accounts for the benefit of non-management directors under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral periods selected by participating directors.

The information provided in the table above is based on information received from the directors and executive officers. The inclusion of shares in the table is not an admission of beneficial ownership by the director or executive officer next to whose name the shares appear. Unless otherwise indicated in a footnote, the director or executive officer had sole voting and investment power over the shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary    During 2008, Black & Decker operated in an increasingly challenging environment resulting from an unprecedented global financial and economic crisis. The Compensation Committee believes that Black & Decker’s 2008 executive compensation program is consistent with Black & Decker’s pay-for-performance philosophy and the objectives described below in light of this crisis. An overview of the actions taken under the 2008 executive compensation program follows:

•	Suspension of merit-based salary increases because of the economic crisis except in connection with an increase in a named executive officer’s responsibilities.

•	Establishment of challenging but achievable performance goals to motivate the performance of the management team during this difficult environment after the suspension of annual salary increases.

•	Payment of annual incentive awards based on performance against objective and stockholder-focused goals.

•	Implementation of a performance-based long-term incentive plan to address significant retention issues and to keep intact the current management team.

•	Grants of equity awards consistent with past practice to further align the interests of management and stockholders.

Compensation Committee    The Compensation Committee consists of three directors, each of whom is independent within the meaning of the current rules of the NYSE and Black & Decker’s Corporate Policies and Procedures Statement. Under its charter, the purpose of the Compensation Committee is to assist the Board in matters relating to executive compensation, establish goals for the award of incentive and performance-based compensation, manage Black & Decker’s equity plans, and monitor the performance of the executive officers. Its functions include the following:

•

Annually, review and approve goals and objectives relevant to compensation of the chief executive officer, evaluate the chief executive officer’s performance in light of those goals and objectives, and recommend to the independent members of the Board the chief executive officer’s compensation level based on that evaluation.

•	Annually, review the base salary of each executive officer and discuss the performance of each officer in connection with that review.

•	Review and recommend to the Board salaries and benefits for the executive officers in addition to the chief executive officer.

•	Review and make recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans.

•	Manage all short-term and long-term incentive compensation plans for the executive officers and all equity-based plans.

•	Monitor compliance with Black & Decker’s policy regarding stock ownership by executives.

•	Retain the compensation consulting firm on the Compensation Committee’s sole authority.

To obtain access to independent compensation data, analysis and advice, the Compensation Committee retains the services of a compensation consultant who is hired by, and reports to, the Compensation Committee. The consultant is Watson Wyatt Worldwide, which attends Compensation Committee meetings as needed. Examples of projects assigned to the consultant during 2008 include a review of the proxy statement, an evaluation of the competitiveness of the compensation paid to the five most highly compensated officers relative to a peer group, evaluation of proposed compensation programs, and the preparation of a pay-for-performance analysis.

The members of the Compensation Committee often meet in executive session without members of management present. The Compensation Committee met seven times in 2008, and four of those meetings included an executive session. Watson Wyatt attended three of those meetings. The Compensation Committee believes that input from both management and the consultant provide useful information and points of view to assist the Compensation Committee to determine its own views on compensation. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for the executive officers from both the consultant and management, the Compensation Committee makes the final decisions as to the design and compensation levels for these executives.

Philosophy and Objectives    The Compensation Committee oversees an executive compensation program designed to reflect Black & Decker’s pay-for-performance philosophy and to focus all executives on Black & Decker’s annual and long-term financial performance and long-term stock price performance. The Compensation Committee has established the following objectives for Black & Decker’s executive compensation program:

•	to attract, retain, and motivate top quality executives with the qualifications necessary to drive the long-term financial success of Black & Decker;

•	to reward the performance of key executives, employees with critical talent, and employees recognized as high potential executives;

•	to encourage the achievement of key strategic, operational, and financial goals;

•	to link a substantial portion of the total compensation opportunity to company, business unit, and individual performance;

•	to align the interests of executive officers with the interests of Black & Decker’s stockholders; and

•	to give the Compensation Committee the flexibility to respond to the continually changing environment in which Black & Decker operates.

The Compensation Committee believes that the retention of key talent is more important during a difficult economic environment, particularly when the value of stock options and restricted stock has significantly decreased. The Compensation Committee also believes that it must take into account the economic environment when establishing challenging but achievable performance goals under the incentive plans in order to appropriately motivate management. The Compensation Committee generally establishes more aggressive performance goals during periods of economic growth and lower goals during a weaker economic period. As a result, Black & Decker’s executives may not receive payouts of incentive awards in years when Black & Decker’s financial performance was strong because more aggressive performance goals were not achieved. Those executives, however, may receive a payout in those years when the financial performance was not as strong relative to prior years but the performance goals were achieved. For example, Black & Decker realized earnings per share of $6.55 in 2006, but the executive officers whose 2006 annual incentive award was based solely on the achievement of earnings per share did not receive a payout of that award because a more aggressive threshold performance goal was not achieved. As described below, those executives did receive a payout of their 2008 annual incentive award based on the achievement of adjusted earnings per share of $5.47, which exceeded the target performance goal in a more challenging economic environment.

The key elements of direct compensation for the executive officers are base salary, cash awards under an annual incentive plan, and long-term incentive awards. Long-term awards consist of restricted stock, stock options, performance shares, and, commencing in 2008, cash awards under a long-term incentive plan. Executive officers also are eligible for other elements of indirect compensation, including certain perquisites and retirement benefits. The Compensation Committee considers all elements of compensation when evaluating program design.

Based on the objectives described above, Black & Decker generally strives to set a compensation opportunity for executives based on a target level of performance at the median of compensation paid to similarly situated executives at comparable companies. Actual compensation may be above or below the median based on the actual performance of Black & Decker and the individual, with the opportunity to achieve upper quartile compensation based on superior performance.

In making its decisions on an individual executive officer’s compensation, the Compensation Committee considers the nature and scope of all elements of the officer’s total compensation package, the officer’s responsibilities, and his or her effectiveness in supporting Black & Decker’s key strategic, operational, and financial goals. The Compensation Committee also considers recommendations from the chairman and chief executive officer regarding annual salary increases, short and long-term incentive plan awards, and equity awards for the other executive officers.

The Compensation Committee strives to align the relative proportion of each element in the compensation opportunity with the competitive market and Black & Decker’s objectives. Generally, as employees move to higher levels of responsibility with greater ability to influence Black & Decker’s results, the percentage of performance-based pay will increase. The Compensation Committee’s goal is to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support Black & Decker’s objectives. A significant portion of a named executive officer’s total compensation is in the form of stock options and restricted shares and is therefore linked to the value of Black & Decker’s common stock, which effectively aligns the interests of management with the interests of Black & Decker’s stockholders.

Black & Decker’s businesses compete within many market segments and none of its competitors operate in all of these segments. Black & Decker also competes with a broad group of companies for talent. Black & Decker, therefore, compares itself to competitive market data from a broad group of companies that fall within a reasonable range (both above and below Black & Decker) of comparison factors such as revenue, market capitalization, and net income. This competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation. Some variation may take place from year to year in the composition of this group of companies as the Compensation Committee evaluates the appropriateness of the companies comprising that group.

The Compensation Committee believes that the understanding by executives of the philosophy and objectives described above and the total compensation opportunity is an essential aspect of the compensation program. The Compensation Committee supports initiatives that educate the executives about the total compensation program and reinforce how the program supports Black & Decker’s pay-for-performance philosophy.

Pay-for-Performance Analysis    In December 2008, the Compensation Committee retained Watson Wyatt to conduct a pay-for-performance analysis of Black & Decker’s executive compensation program to provide a perspective on the alignment of pay and performance versus a peer group. The peer group contained the following companies:

Danaher Corporation	Ingersoll-Rand Co.	Snap-On Inc.
Dover Corporation	ITT Corporation	SPX Corp
Eaton Corporation	Lennox International, Inc.	Stanley Works
Fortune Brands Inc.	Masco Corp.	Textron Inc.
Grainger Inc.	Newell-Rubbermaid, Inc.	Timken Co.
Illinois Tool Works Inc.	Parker-Hannifan Corporation

This historical analysis included a comparison of Black & Decker relative to the peer group with respect to realizable compensation for Black & Decker’s five most highly compensated executives against a number of financial metrics during fiscal years 2005-2007. The five Black & Decker executives included in the analysis were Messrs. Archibald, Mangan, Schiech, and Fenton and Paul F. McBride, Senior Vice President—Human Resources and Corporate Initiatives. Watson Wyatt analyzed Black & Decker’s performance relative to the peer group using the following financial metrics: earnings per share growth, free cash flow growth, return on invested capital, operating income growth, and total shareholder return.

In its analysis, Watson Wyatt defined “pay opportunity” as the sum of the executive’s base salary, the target amount of the annual bonus, and the grant date fair value of stock options, restricted stock, and performance shares under the Performance Equity Plan granted during the relevant period. “Realizable pay” was defined as the sum of the base salary, the actual amount of the annual bonuses, the current value of any in-the-money stock options and restricted stock, and the value of any payouts under the Performance Equity Plan during the relevant period. The analysis focused on the following key issues:

•	Is total realizable pay aligned with performance relative to peers?

•	Does realizable pay as a percentage of pay opportunity reflect overall performance?

•	Is Black & Decker’s realizable pay sharing ratio of net income and market capitalization similar to peers?

Based on this analysis, Watson Wyatt concluded that the compensation paid to Black & Decker’s five most highly compensated executives and Black & Decker’s performance were aligned for the three-year period 2005-2007 and that no major changes to Black & Decker’s executive compensation program were required. The analysis demonstrated that Mr. Archibald’s compensation was aligned overall with Black & Decker’s performance during the relevant time period. Watson Wyatt also noted that, given the current economic climate and competitive challenges confronting Black & Decker, the executive compensation program appropriately emphasizes retention as well as pay-for-performance. Watson Wyatt prepared a similar analysis in 2006 that reviewed fiscal years 2003 through 2005 and also demonstrated that Black & Decker’s executive compensation program and financial performance were aligned.

Annual Salary    The Compensation Committee establishes base salaries that are sufficient to attract and retain individuals with the qualities it believes are necessary for the long-term financial success of Black & Decker and that are competitive in the marketplace. The base salary generally reflects the officer’s responsibilities, tenure, job performance, special circumstances such as overseas assignments, and direct competition for the officer’s services. Except for the chief executive officer’s salary, which is reviewed at 18-month intervals, the Compensation Committee reviews executive officer base salaries at 14-month intervals. In addition to these periodic reviews, the Compensation Committee may at any time review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly, or who is a retention risk.

In March 2008, Black & Decker suspended merit increases to the base salaries of all executive officers. This cost control action was in response to the severe decline in the economy and in the markets that Black & Decker serves. As a result, the Compensation Committee did not approve any increases to any executive officer’s base salary during 2008 based on the periodic reviews described above. The salary amounts in the Summary Compensation Table for 2008 are higher than the corresponding amounts for 2007 because of salary increases effected in 2007. In connection with their appointments as President of the Worldwide Power Tools and Accessories business and Senior Vice President and Chief Financial Officer, respectively, Mr. Mangan and Mr. Reeves received salary increases.

Annual Incentive Awards    The Compensation Committee believes that the compensation program should focus the named executive officers and other key executives on the annual financial performance of Black & Decker and should reward individual performance. Under the executive annual incentive plan, the amount of the incentive award depends on Black & Decker’s performance against performance goals established by the Compensation Committee at the beginning of the year.

The maximum award payable under the executive annual incentive plan for the 2008 performance period to the executive officers was based on a percentage of Black & Decker’s net earnings in 2008, but the maximum award under the executive incentive plan cannot exceed $4,000,000 for any individual. These limitations are intended to qualify the payments under the executive annual incentive plan as “performance-based compensation” to preserve the deductibility of these payments under Section 162(m) of the Internal Revenue Code. None of the awards discussed below may exceed these limitations.

In February 2008, the Compensation Committee established the potential amounts of a threshold, target, and maximum award for each executive officer equal to a percentage of that officer’s base salary as of December 31, 2008. The target and maximum percentages applicable to the named executive officers are set forth below. These percentages (other than for Mr. Archibald) were the same percentages approved by the Compensation Committee for the 2007 performance period, which were based on an analysis of competitive market data completed by Watson Wyatt in February 2007. The percentages applicable to Mr. Archibald were the same percentages approved by the Compensation Committee in 2007 under the executive annual incentive plan and the compensatory arrangement approved by the Board of Directors in April 2007. In September 2008, the Board of Directors increased the percentages applicable to Mr. Mangan and Mr. Reeves in connection with their respective promotions. The threshold payout for each named executive officer is between 70% and 80% of the executive’s target award depending on the executive’s responsibilities.

Name	Target	Maximum
Nolan D. Archibald	125%	250%
Michael D. Mangan	90%	180%
John W. Schiech	70%	140%
Charles E. Fenton	70%	140%
Stephen. F. Reeves	60%	120%

The amounts of the potential awards to the named executive officers are included in the table on page 30. The Compensation Committee may adjust the annual awards upward or downward based on an individual performance factor, which is a subjective evaluation by the Compensation Committee of an executive officer’s performance, provided that the award may not exceed a maximum award of $4,000,000. The amount of any increase based on an individual performance factor is set forth in the “Bonus” column of the Summary Compensation Table.

For the executive officers who were members of the corporate staff, the amount of the payout is entirely dependent upon actual earnings per share of Black & Decker measured against the earnings per share targets, which is consistent with prior years. The Compensation Committee believes that earnings per share is an appropriate measure for the performance goal to align the interests of management with the interests of Black & Decker’s stockholders because stock price appreciation is generally based on expected earnings per share growth.

As in prior years, a portion of the payout factor for those executive officers with operating responsibility for a business unit was based on the achievement against the 2008 budget for operating income of the business unit, as adjusted for working capital utilization. For Mr. Mangan, who had operating responsibility for the Fastening and Assembly Systems business segment until September 5, 2008, 75% of the payout was based on the achievement of the earnings per share targets, and 25% of the payout was determined based on the performance of the Fastening and Assembly Systems business segment during 2008 measured against the 2008 budget. For Mr. Schiech, who has operating responsibility for the Industrial Products Group of the Power Tools and Accessories business segment, 25% of the payout was based on the achievement of the earnings per share targets, 25% was determined based on the performance of the Power Tools and Accessories business segment measured against the 2008 budget, and 50% of the payout was determined based on the performance of the Industrial Product Group’s performance measured against the 2008 budget. For Mr. Reeves, who was the Vice President—Global Finance of the Power Tools and Accessories business segment until September 5, 2008, 75% of the payout was based on the performance of the Industrial Product Group’s performance measured against the 2008 budget and 25% was determined based on the performance of the Power Tools and Accessories business segment measured against the 2008 budget.

Black & Decker undertook a rigorous process to develop its budget, which was reviewed and approved by the Board in February 2008. Each business unit is required to develop a budget that is probable, but not certain, of achievement. The amount of the payouts are prorated to the extent the actual performance of Black & Decker or a business unit exceeds a lower performance goal but not the next higher performance goal.

When approving the performance goals for the 2008 performance period, the Compensation Committee considered a housing market that was down 25% in 2007 with a further 15% decrease projected in 2008, a projected sales decrease of 3-5% in same store sales at Black & Decker’s major customers, and continuing commodity inflation. In February 2008, the Compensation Committee established the following performance goals:

	Earnings per Share of Black & Decker	Business Unit Performance Measured against Budget
Threshold:	$4.75	70%
Target:	$5.45	100%
Maximum:	$5.65	115%

During 2008, Black & Decker’s reported earnings per share were $4.82. For purposes of determining whether the performance goals under the executive annual incentive plan were achieved, however, the Compensation Committee excluded a restructuring charge recognized in 2008. The Compensation Committee believes that the adjusted amount more appropriately reflects Black & Decker’s 2008 operating performance for the purpose of making executive compensation decisions. After excluding this item, the Compensation Committee determined that earnings per share were $5.47 in 2008 for purposes of the executive annual incentive plan. In light of the current economic conditions, the Compensation Committee reduced the payouts otherwise payable based on the achievement of adjusted earnings per share of $5.47 by $187,500 in the case of Mr. Archibald, $25,200 in the case of Mr. Mangan, and $31,200 in the case of Mr. Fenton. Based on a review of the Industrial Products Group’s performance relative to the performance of the Power Tools and Accessories business segment, the Compensation Committee awarded Mr. Schiech the amount set forth in the “Bonus” column of the Summary Compensation Table. Based on his promotion to Senior Vice President and Chief Financial Officer in September 2008, the Compensation Committee awarded Mr. Reeves the amount set forth in the “Bonus” column of the Summary Compensation Table.

When determining whether the performance goals based on earnings per share were achieved, the Compensation Committee does not adjust that performance goal to reflect any repurchases of common stock by Black & Decker during the year. For several years, Black & Decker has advised stockholders that one of its key objectives is to return cash generated by its business to the stockholders by repurchasing its common stock. The Board approves the stock repurchase plans, which are publicly announced, and encourages management to repurchase shares when management believes it will increase stockholder value. The Compensation Committee recognizes this objective when establishing the performance targets and has determined that it would be inconsistent with this key objective to adjust earnings per share targets for share repurchases.

Long-Term Incentive Awards    In February 2008, the Board of Directors adopted The Black & Decker 2008 Executive Long-Term Incentive/Retention Plan (the “2008 Long-Term Plan”) for corporate officers and The Black & Decker Long-Term Management Compensation Plan for key non-officer employees to respond to significantly increased efforts by Black & Decker’s competitors to recruit its employees. The Compensation Committee and the Board of Directors concluded that it was necessary to implement a program designed to retain executives and key employees who have a significant impact on the long-term success of Black & Decker. The Black & Decker Long-Term Management Compensation Plan for key non-officer employees is a retention plan that does not include a performance requirement. The 2008 Long-Term Plan for elected officers is also for the purpose of retention but includes the performance requirement described below.

In order to participate in the 2008 Long-Term Plan, an executive officer had to surrender the performance shares awarded to him or her under the Performance Equity Plan (“PEP”) for the performance period ending December 31, 2008. Under the PEP, the Compensation Committee historically made awards of performance shares payable in Black & Decker common stock based on Black & Decker’s performance against established performance goals during a two-year performance period. The Compensation Committee did not grant performance shares under the PEP for the performance periods ending December 31 in each of the years 2009 and 2010.

Each participant in the 2008 Long-Term Plan is entitled to a cash award payable in January 2011 if the average of Black & Decker’s return on capital employed during fiscal years 2008, 2009, and 2010 is at least 12%. The Compensation Committee believes return on capital employed is a widely used measure of performance that balances earnings growth with asset management. The 12% return on capital employed performance goal exceeds Black & Decker’s 2007 weighted average cost of capital and Black & Decker’s historical weighted average cost of capital during the three-year period 2005-2007.

For purposes of the 2008 Long-Term Plan, “return on capital employed” means for any year the ratio calculated by dividing (a) the sum of net earnings (excluding restructuring and restructuring-related charges) plus after-tax interest expense as reflected in Black & Decker’s audited statement of earnings for that year by (b) the sum of total stockholder’s equity plus debt as reflected in Black & Decker’s audited balance sheet as of December 31 of that year. For purposes of this definition, debt means the amount of short-term borrowings, current maturities of long-term debt, and long-term debt as reflected in Black & Decker’s audited balance sheet as of December 31 of the relevant year. The Compensation Committee has the authority to adjust the performance goal upward or downward in such manner as it deems appropriate to reflect unusual, extraordinary, or non-recurring items or events, changes in applicable accounting rules or in Black & Decker’s method of accounting, changes in applicable tax laws or regulations, or any other factors the Compensation Committee may determine.

If Black & Decker achieves this performance goal, a participant will be entitled to receive the amount of the award adjusted upward or downward proportionately to the extent the average closing sale price of Black & Decker’s common stock in the fourth quarter of 2010 exceeds or is less than the average closing sale price of Black & Decker’s common stock in the first quarter of 2008, which was $67.78. The Compensation Committee believes this feature further aligns the interests of the executive officers with the interests of Black & Decker’s stockholders. A participant who voluntarily leaves Black & Decker’s employment or who is terminated for cause before January 31, 2011, forfeits all right to receive payment of an award. The named executive officers received the following awards under the 2008 Long-Term Plan:

Officer	Award
Nolan D. Archibald	$4,725,000
Michael D. Mangan	1,728,000
John W. Schiech	1,046,250
Charles E. Fenton	1,512,000
Stephen F. Reeves	630,000

In April 2008, the Compensation Committee awarded restricted stock and stock options. The purpose of these awards was to retain current executives, align their interests with the interests of Black & Decker’s stockholders, and reward the performance of Black & Decker and the individual. Under Black & Decker’s grant guidelines, the number of shares underlying a stock option award and the number of restricted shares granted to an executive are based on:

•	the market value of the shares covered by each award in relation to the executive’s base salary;

•	the market value of the shares covered by the prior year’s stock option and restricted stock award;

•	a subjective evaluation of the executive’s individual performance; and

•	any change in the executive’s duties or responsibilities.

The relationship between the annual salary and the awards is based on the review of market competitive data. The amounts recommended by the grant guidelines, however, may be increased or decreased by the Compensation Committee after an evaluation of Black & Decker’s performance and an evaluation of the individual’s performance, his or her potential to impact Black & Decker’s future results, and any retention considerations. The amount of the restricted stock and stock options awarded to the named executive officers remained within the grant guidelines.

Black & Decker does not time, and has never timed, the grant of stock options in coordination with the release of material non-public information and has never back-dated any awards of stock options. Although management may recommend the amount of stock options granted to employees, the Compensation Committee approves the grant of all stock options and does not delegate the timing of stock option grants. Black & Decker has retained a third party service provider to administer the day-to-day activities of the stock option plans and the restricted stock plan, but the provider does not determine the recipient of stock options, the amount of stock options granted to a participant, or the exercise price of stock options.

Perquisites and Retirement Benefits    As described in more detail below, Black & Decker provides the named executive officers with specific perquisites and retirement benefits. Black & Decker believes these perquisites and retirement benefits are market competitive elements of an executive’s compensation package and are important to attract and retain top quality executives.

Severance Benefits    Black & Decker has entered into agreements and maintains plans that will require Black & Decker to provide severance benefits to the named executive officers in the event of a termination of employment or change in control of Black & Decker. These agreements are described in more detail below.

The Board believes that these severance benefits encourage the commitment and availability of key management employees and ensure that they will be able to devote their full attention and energy to the affairs of Black & Decker in the face of potentially disruptive and distracting circumstances in the event of an attempted or actual change in control or an unsolicited takeover. In any such event, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of Black & Decker and its stockholders and to act as the Board may direct without fear of retribution if the change in control occurs. The severance benefits, however, may have the incidental effect of discouraging takeovers and protecting the employees from removal because the benefits increase the cost that would be incurred by a company seeking to acquire Black & Decker.

The officers are entitled to certain benefits, including a cash severance payment, in the event of a change in control of Black & Decker and the subsequent termination of the officer in certain circumstances. Upon the occurrence of a change in control of Black & Decker, these arrangements also provide that:

•	each officer will fully vest in all outstanding stock options;

•	all shares of restricted stock previously awarded to each officer will become fully vested and no longer subject to forfeiture;

•	each officer will receive the amount awarded under the 2008 Long-Term Plan, as adjusted in the manner described below; and

•

each officer who participates in the Supplemental Executive Retirement Plan will be entitled to the maximum benefit without risk of forfeiture under that plan regardless of years of credited service or age.

Black & Decker believes that these provisions offer the appropriate protection of the equity awards, long-term incentive awards, and retirement benefits upon a change in control, particularly where the stockholders of Black & Decker are receiving cash for their shares.

Equity Ownership Policy    The Board has adopted an equity ownership policy for principal executive officers, the primary purpose of which is to strike a balance between the objectives of stock ownership and individual financial planning. The policy provides for minimum share ownership targets ranging from shares having a market value of two times the base salary of certain officers to five times the base salary of the chief executive officer. Until an officer owns at least 50% of the minimum share ownership target, that officer is expected to retain 100% of the “net shares” received under Black & Decker’s stock-based compensation plans. Once an officer owns 50% of the minimum share ownership target, that officer should retain at least 50% of the net shares until the minimum share ownership target is met. “Net shares” means the shares remaining after deducting shares for the payment of taxes and after deducting shares for the exercise price of stock options. The policy does not apply to officers who have attained 60 years of age, which includes Messrs. Archibald and Fenton. The equity ownership policy is included in Black & Decker’s Corporate Governance Policies and Procedures Statement, which is available on Black & Decker’s Web site. The following table provides the minimum share ownership target of each named executive officer as of December 31, 2008, and the value of the shares beneficially owned by the officer as of December 31, 2008 and 2007:

		Value of Owned Shares
Officer	Ownership Target	December 31, 2008	December 31, 2007
Nolan D. Archibald	$7,500,000	$7,666,992	$14,159,775
Michael D. Mangan	2,100,000	1,414,432	2,195,995
John W. Schiech	1,395,000	908,949	1,400,731
Charles E. Fenton	1,680,000	851,712	1,341,668
Stephen F. Reeves	1,350,000	875,710	1,416,402

Accounting and Tax Treatment    Section 162(m) of the Internal Revenue Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the chief executive officer or one of the four other most highly compensated officers. Certain performance-based compensation qualifies for an exemption under Section 162(m) and is not subject to the deduction limit. Compensation under the executive annual incentive plan (the annual incentive plan for the named executive officers) qualifies for the exemption. The Compensation Committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining an ability to attract, motivate, and retain those executives necessary to assist Black & Decker in reaching its goals and objectives. The Compensation Committee believes that there are circumstances where the interests of Black & Decker and its stockholders are best served by maintaining flexibility in the way compensation is provided and that this flexibility is consistent with the philosophy and objectives of Black & Decker’s compensation program. In those situations, part of the compensation paid to certain executive officers may not be deductible. The awards under the Restricted Stock Plan and the 2008 Long-Term Plan do not qualify for the exemption.

SUMMARY COMPENSATION TABLE

The following table shows the compensation of Black & Decker’s chief executive officer, chief financial officer, and the three other most highly compensated officers during the years indicated:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value(2)	All Other Compensation		Total
Nolan D. Archibald	2008	$1,500,000	$–0–	$5,697,713	$3,523,317	$1,875,000	$409,855	$647,881	(3)	$13,653,766
Chairman, President and	2007	1,500,000	400,000	3,626,370	3,611,577	1,350,000	–0–	620,888		11,108,835
Chief Executive Officer	2006	1,523,077	–0–	4,090,626	3,735,813	–0–	174,447	812,472		10,336,435

Michael D. Mangan	2008	657,500	–0–	1,292,772	690,954	630,000	832,106	130,123	(4)	4,233,455
President–Worldwide	2007	602,083	9,320	702,269	666,323	455,680	426,242	117,503		2,979,420
Power Tools and Accessories	2006	563,013	–0–	799,393	641,368	55,000	653,836	109,550		2,822,160

John W. Schiech	2008	465,000	44,935	913,022	571,381	205,065	401,499	91,957	(5)	2,692,859
Group Vice President	2007	446,250	–0–	504,280	522,492	270,165	–0–	79,496		1,822,683
	2006	432,186	–0–	443,740	453,495	–0–	537,259	83,761		1,950,441

Charles E. Fenton	2008	560,000	–0–	917,341	475,664	400,000	563,797	70,307	(6)	2,987,109
Senior Vice President and	2007	505,000	37,760	403,764	445,149	282,240	314,393	55,267		2,043,573
General Counsel	2006	488,942	–0–	603,551	426,968	–0–	461,020	74,873		2,055,354

Stephen F. Reeves(7)	2008	379,167	103,950	400,131	210,561	166,050	73,746	43,629	(8)	1,377,234
Senior Vice President and Chief Financial Officer

(1)	Represents the amount recognized in Black & Decker’s financial statements during 2008, 2007, and 2006 for awards of restricted stock, performance shares under the PEP, and stock options. These amounts were estimated using the valuation model described in (a) Notes 1 and 15 of Notes to Consolidated Financial Statements included in Item 8 of Black & Decker’s Annual Report on Form 10-K for the year ended December 31, 2008, (b) Notes 1 and 15 of Notes to Consolidated Financial Statement included in Item 8 of Black & Decker’s Annual Report on Form 10-K for the year ended December 31, 2007, and (c) Notes 1 and 17 of Notes to Consolidated Financial Statements included in Item 8 of Black & Decker’s Annual Report on Form 10-K for the year ended December 31, 2006. The amount under the “Stock Awards” column for 2008 include the following amounts recognized in Black & Decker’s financial statements during 2008 for awards under the 2008 Long-Term Plan because that plan is considered an equity incentive plan under generally accepted accounting principles:

Nolan D. Archibald	$1,076,989
Michael D. Mangan	393,870
John W. Schiech	238,476
Charles E. Fenton	344,636
Stephen F. Reeves	143,598

(2)	This amount represents the increase in the actuarial present value of the officer’s accumulated benefit under The Black & Decker Supplemental Executive Retirement Plan, The Black & Decker Supplemental Pension Plan, and The Black & Decker Pension Plan.
(3)	Includes $90,600 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $69,097 in tax reimbursement payments, and $481,283 of perquisites and other personal benefits. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $328,415 and the personal use of a Black & Decker automobile at an approximate cost to Black & Decker of $78,929. Other perquisites and personal benefits include a car allowance, reimbursement for financial and tax counseling, reimbursement for club dues, the personal use of tickets to athletic and other entertainment events, and maintenance of a home security system.
(4)	Includes $26,775 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $10,740 in tax reimbursement payments, $19,339 in life insurance premiums paid by Black & Decker, and $66,370 of perquisites and other personal benefits. The perquisites and personal benefits include a car allowance and repairs, personal use of Black & Decker’s aircraft, reimbursement for financial and tax counseling, the personal use of tickets to athletic and other entertainment events, and the reimbursement of club dues.

(5)	Includes $15,155 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $10,581 in life insurance premiums and $52,836 of perquisites and other personal benefits. The perquisites and personal benefits include a car allowance, reimbursement for financial and tax counseling, the personal use of tickets to athletic and other entertainment events, and the reimbursement of club dues.
(6)	Includes $19,500 in contributions by Black & Decker to the Supplemental Retirement Savings Plan and $35,407 of perquisites and other personal benefits. The perquisites and personal benefits include a car allowance and repairs, reimbursement for financial and tax counseling, the personal use of tickets to athletic and other entertainment events, the reimbursement of club dues, and maintenance of a home security system.
(7)	Mr. Reeves became Black & Decker’s Senior Vice President and Chief Financial Officer in September 2008.
(8)	Includes $9,357 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $6,873 in life insurance premiums paid by Black & Decker and $20,328 of perquisites and other personal benefits. The perquisites and personal benefits include a car allowance and repairs and the personal use of tickets to athletic and other entertainment events.

GRANTS OF PLAN-BASED AWARDS

The following table shows information about awards made under various compensation plans during 2008:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Target
Nolan D. Archibald	2/1/2008				$4,725,000
	2/14/2008	$1,500,000	$1,875,000	$3,750,000
	4/16/2008					78,000			$5,307,120
	4/16/2008						150,000	$68.04	2,730,000

Michael D. Mangan	2/1/2008				1,728,000
	2/14/2008	488,250	630,000	1,260,000
	4/16/2008					17,000			1,156,680
	4/16/2008						33,000	68.04	600,600

John W. Schiech	2/1/2008				1,046,250
	2/14/2008	235,988	325,500	651,000
	4/16/2008					11,200			762,048
	4/16/2008						25,000	68.04	455,000

Charles E. Fenton	2/1/2008				1,512,000
	2/14/2008	313,600	392,000	784,000
	4/16/2008					10,500			714,420
	4/16/2008						23,000	68.04	418,600

Stephen F. Reeves	2/1/2008				630,000
	2/14/2008	189,000	270,000	540,000
	4/16/2008					4,200			285,768
	4/16/2008						10,000	68.04	182,000

(1)	Represents awards under the Executive Annual Incentive Plan to the named executive officers in 2008. The Compensation Committee awarded the amounts reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Represents awards under the 2008 Long-Term Plan assuming Black & Decker achieves the performance goal based on return on capital employed. As described in the Compensation Discussion and Analysis, this amount will be adjusted upward or downward proportionately to the extent the average closing sale price of Black & Decker’s common stock in the fourth quarter of 2010 exceeds or is less than $67.78.
(3)	Represents awards of restricted stock, which vest upon the completion of four years of full-time employment, granted to the named executive officers in April 2008 under the Restricted Stock Plan. Holders of restricted shares are entitled to receive any dividends paid on those shares. Each award is subject to a Restricted Share Agreement that provides for forfeiture in certain events, such as voluntary termination of employment, and full vesting upon certain events, including a change in control of Black & Decker.
(4)	Represents awards of stock options granted to the named executive officers in April 2008 under the stock option plan. The grant date was the same date the Compensation Committee took action to grant these awards. The stock options become exercisable in four equal annual installments beginning 12 months after the date of grant and remain exercisable for ten years from the date of grant.
(5)	Represents the closing sale price per share as reported on the New York Stock Exchange on the date of grant.

Perquisites    Black & Decker provided certain perquisites to the named executive officers in 2008 as summarized below:

COMPANY TRANSPORTATION    Black & Decker maintains two airplanes. In 1984, prior to Mr. Archibald joining Black & Decker, the Board of Directors adopted a resolution that the chief executive officer avoid the use of commercial airlines and use Black & Decker’s airplanes whenever air travel is appropriate, including personal travel with his family, to reduce the security risks inherent in commercial air travel. The named executive officers other than Mr. Archibald may use Black & Decker’s airplanes for personal use if approved by the chief executive officer. In accordance with a resolution adopted by the Board, Black & Decker reimburses Mr. Archibald for any personal tax liability relating to his personal use of Black & Decker’s airplanes.

The Summary Compensation Table includes the incremental cost to Black & Decker of personal use of Black & Decker’s airplanes. The incremental cost is calculated based on the average variable costs of operating the airplanes. Variable costs include fuel, repairs, travel expenses for the flight crews, and other miscellaneous expenses. The total annual variable costs are divided by the total number of miles each of the airplanes flew in 2008 to determine an average variable cost per mile. Variable costs are determined separately for each airplane. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost to Black & Decker. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, taxes, rent, depreciation, and insurance.

From time to time, directors or executives may be accompanied by family members invited to attend business functions or when the director or executive is travelling for business purposes, which is deemed “personal use” of Black & Decker’s aircraft by the IRS for tax purposes. Black & Decker does not incur any incremental costs for this “personal use.” The taxable value of that use, calculated in accordance with IRS guidelines, is imputed as income to the directors or executives for income tax purposes. Black & Decker reimburses the directors or executives for any taxes incurred as a result of the imputed income related to this use of Black & Decker’s aircraft.

For security purposes, Black & Decker provides a vehicle and driver to Mr. Archibald. The incremental cost of the car and driver for 2008 set forth in the Summary Compensation Table includes the portion of the annual cost of the car, the driver, and fuel relating to Mr. Archibald’s personal use, including commuting, based on the percentage of personal use during the year. Black & Decker reimburses Mr. Archibald for any personal tax liability relating to the vehicle and driver.

OTHER PERQUISITES    Black & Decker previously provided home security systems for the private residences of its executive officers. Although Black & Decker discontinued this practice, it continues to offer the perquisite to those executive officers who previously received the benefit. As a result, Black & Decker maintains a home security system for Mr. Archibald’s and Mr. Fenton’s residences. Black & Decker provides the following perquisites to each of the named executive officers:

•	annual automobile allowance of $16,200, plus the cost of any necessary repairs and maintenance during the year;

•	reimbursement for financial planning services at a cost not exceeding 5% of an officer’s salary;

•	reimbursement of income tax preparation at a cost not exceeding 1% of an officer’s salary;

•	reimbursement for the annual dues and periodic assessments related to one country club membership and for the income taxes relating to such reimbursement;

•	personal use of tickets owned by Black & Decker to athletic and other entertainment events; and

•	life insurance coverage of five times salary, decreasing to one time at retirement.

OUTSTANDING AND EXERCISED EQUITY AWARDS

The following table provides information about all equity compensation awards held by the named executive officers at December 31, 2008:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
	Exercisable	Unexercisable
Nolan D. Archibald	839,100			$42.7812	4/30/2010
	200,000			29.995	9/20/2011
	225,000			48.33	4/29/2012
	300,000			39.74	4/27/2013
	150,000			60.19	4/25/2014
	112,500	37,500	(4)	82.255	4/24/2015
	75,000	75,000	(5)	92.355	4/18/2016
	37,500	112,500	(6)	88.37	4/17/2017
		150,000	(7)	68.04	4/15/2018
						242,000	$10,118,020
								$2,914,610
Michael D. Mangan	50,000			42.7812	4/30/2010
	22,500			29.995	9/20/2011
	35,000			48.33	4/29/2012
	50,000			39.74	4/27/2013
	25,000			60.19	4/25/2014
	18,750	6,250	(4)	82.255	4/24/2015
	15,000	15,000	(5)	92.355	4/18/2016
	8,250	24,750	(6)	88.37	4/17/2017
		33,000	(7)	68.04	4/15/2018
						47,760	1,996,846
								1,065,914
John W. Schiech	86,500			42.7812	4/30/2010
	25,000			29.995	9/20/2011
	20,000			48.33	4/29/2012
	22,000			39.74	4/27/2013
	15,000			60.19	4/25/2014
	18,750	6,250	(4)	82.255	4/24/2015
	12,500	12,500	(5)	92.355	4/18/2016
	6,250	18,750	(6)	88.37	4/17/2017
		25,000	(7)	68.04	4/15/2018
						35,460	1,482,583
								645,378
Charles E. Fenton	15,000			60.19	4/25/2014
	13,500	4,500	(4)	82.255	4/24/2015
	10,000	10,000	(5)	92.355	4/18/2016
	5,750	17,250	(6)	88.37	4/17/2017
		23,000	(7)	68.04	4/15/2018
						30,500	1,275,205
								932,675
Stephen F. Reeves	5,000			42.7812	4/30/2010
	15,000			29.995	9/20/2011
	15,000			48.33	4/29/2012
	17,000			39.74	4/27/2013
	8,500			60.19	4/25/2014
	6,375	2,125	(4)	82.255	4/24/2015
	4,500	4,500	(5)	92.355	4/18/2016
	2,250	6,750	(6)	88.37	4/17/2017
		10,000	(7)	68.04	4/15/2018
						13,400	560,254
								388,615

(1)	The following table indicates the dates when the shares of restricted stock held by each of the named executive officers vest and are no longer subject to forfeiture:

	Vesting Date
Name	April 25, 2009	April 19, 2010	April 18, 2011	April 16, 2012
Nolan D. Archibald	50,000	55,000	59,000	78,000
Michael D. Mangan	7,760	10,000	13,000	17,000
John W. Schiech	7,760	8,000	8,500	11,200
Charles E. Fenton	6,000	6,000	8,000	10,500
Stephen F. Reeves	3,000	3,000	3,200	4,200

(2)	Represents the value of the restricted stock holdings based on a closing price of $41.81 per share on the New York Stock Exchange on December 31, 2008.
(3)	Represents the value of the awards under the 2008 Long Term Plan based on a closing price of $41.81 per share on the New York Stock Exchange on December 31, 2008, assuming that the performance goal had been achieved. If the performance goal is achieved, the amount of these awards will be adjusted upward or downward proportionately to the extent the average closing sale price of Black & Decker’s common stock in the fourth quarter of 2010 exceeds or is less than $67.78.
(4)	These options become exercisable on April 25, 2009.
(5)	These options become exercisable in two equal installments on April 19, 2009 and 2010.
(6)	These options become exercisable in three equal installments on April 18, 2009, 2010, and 2011.
(7)	These options become exercisable in four equal installments on April 16, 2009, 2010, 2011, and 2012.

The following table provides information regarding stock options exercised by the named executive officers, the vesting of shares of restricted stock held by named executive officers, and payouts under the PEP during fiscal year 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Nolan D. Archibald	–0–	$–0–	16,250		$1,085,825
Michael D. Mangan	–0–	–0–	3,346	(1)	224,936
John W. Schiech	–0–	–0–	1,550		103,571
Charles E. Fenton	–0–	–0–	1,550		103,571
Stephen F. Reeves	–0–	–0–	875		58,468

(1)	Also includes the distribution of shares upon the settlement of performance shares granted under the PEP for the performance period ended December 31, 2007. In February 2008, the Compensation Committee determined that the Fastening and Assembly Systems business segment had achieved 94% of the target performance goal applicable to it, resulting in the distribution of 758 shares to Mr. Mangan under the PEP.

POST-EMPLOYMENT COMPENSATION

Pension Benefits    Black & Decker maintains a non-contributory, tax-qualified defined benefit plan that covers most officers, including the named executive officers, and salaried employees. Tax code provisions limit the annual benefits that may be paid from tax-qualified retirement plans. Black & Decker also maintains The Black & Decker Supplemental Executive Retirement Plan (“SERP”) and The Black & Decker Supplemental Pension Plan (the “Supplemental Pension Plan”) for specified executives that authorize payment outside of the tax-qualified plans of annual benefits in excess of amounts permitted to be paid under the tax-qualified plans. Each of Messrs. Archibald, Mangan, Fenton and Schiech participates in the SERP and the Supplemental Pension Plan. Mr. Reeves participates in the Supplemental Pension Plan.

The calculation of benefits under the SERP is determined by a formula that takes into account the participant’s stated average annual compensation and years of credited service. The amount of the benefit is based on the executive’s base annual salary, award under the annual incentive plan, any other annual bonus, and any salary continuance payments. The amount of compensation used when calculating the benefit is an executive’s highest three-year average of compensation out of the last seven years (or the last seven full calendar years) of employment with Black & Decker measured from each of the following dates: date of employment termination, the end of any salary continuation period, and, if a change in control has occurred, the date of the change in control.

After 15 years of credited service, an executive participating in the SERP is entitled to an annual benefit equal to 60% of the executive’s annual compensation in the form of an annuity for the executive’s life upon retirement at the executive’s normal retirement date. For at least ten but less than 15 years of service, the amount of the annual benefit would be 50% of average annual compensation. For at least five but less than ten years of service, the amount of the annual benefit would be 5% of average annual compensation for each year of service. Black & Decker has not granted any extra years of credited service under the pension plans. Any benefits payable under the SERP are reduced by 100% of the participant’s Social Security benefits and any retirement, disability, death and similar benefits received from Black & Decker or any other employer.

The early retirement date under the SERP is age 55. In all cases, if payments start after the participant’s early retirement date but before his normal retirement date at age 60 under the SERP, the benefit amount would be reduced by one-twelfth of two percentage points of the participant’s average annual compensation for each full month by which the date the participant begins receiving benefits under the SERP precedes the participant’s normal retirement date. If the participant has less than ten years of credited service, the benefit amount would be further reduced by one-twelfth of ten percent for each full month by which the date the participant begins receiving benefits precedes the participant’s normal retirement date. This reduction for less than ten years of credited service, however, would not apply to participants after a change in control occurs.

Upon a change in control of Black & Decker, a participant will be entitled to the maximum benefit under the SERP, including the spouse’s death benefit, without risk of forfeiture regardless of years of credited service or age. These benefits are payable at the participant’s 55th birthday after termination of employment following a change in control. The amount of the benefit remains subject to the reduction described above if payments commence before the normal retirement date. The amount of compensation used when calculating the participant’s benefits cannot be less than it would have been if the participant had terminated employment on the date of the change in control. Future benefit accruals under the SERP cannot be amended or terminated following a change in control of Black & Decker without the participant’s consent.

The Supplemental Pension Plan provides benefits to participants that would otherwise be provided under Black & Decker’s tax qualified defined benefit plan but for the limitations on benefits payable under tax qualified plans imposed by the Internal Revenue Code. Most employees of Black & Decker whose benefits under the tax qualified plan are limited by the Internal Revenue Code, including each named executive officer, are eligible to participate in the Supplemental Pension Plan. The amount of the benefit payable under the Supplemental Pension Plan is determined in the same manner as under Black & Decker’s tax qualified defined benefit plan and takes into account average annual compensation and years of service. Benefit payments commence under the Supplemental Pension Plan upon a participant’s termination of employment after age 55, except that, in the case of most officers, the commencement of benefits must be deferred for at least six months following termination.

In 2005, the Board of Directors amended the SERP and the Supplemental Pension Plan to allow participants irrevocably to elect by December 31, 2006, to receive their benefits under the SERP and the Supplemental Pension Plan in five equal annual installments if the participant begins receiving benefits before his or her 65th birthday or in the form of a lump sum payment if the participant begins receiving benefits after his or her 65th birthday. Lump sum payments under the SERP and the Supplemental Pension Plan are calculated as an actuarial equivalent based upon a 4.5% discount rate and, for mortality, the 1994 Group Annuity Reserving Table. Each of the named executive officers has elected to receive his benefits under the SERP and the Supplemental Pension Plan in a lump sum or in five equal annual installments.

Under the Supplemental Pension Plan and the SERP, if a named executive officer dies while employed, his spouse will receive a death benefit that is the present value of a monthly annuity for the spouse’s life equal to 50% of that officer’s monthly annuity, either payable in five annual installments if the officer dies before age 65, or payable in one lump sum payment if the officer dies at or after age 65. If the named executive officer dies after retiring but before receiving his benefit in one lump sum payment or five annual installment payments, his spouse will receive the lump sum payment or installment payments that are unpaid at the officer’s death.

Except in the event of a change in control of Black & Decker, all of a participant’s rights and benefits under the SERP and the Supplemental Pension Plan will be forfeited if:

•

a participant’s employment with Black & Decker is terminated by reason of (a) fraud, misappropriation or intentional material damage to the property or business of Black & Decker, (b) commission of a felony, or (c) the occurrence of a willful and repeated failure by the participant to perform his duties; or

•	during the 24 months beginning on the participant’s termination date, the participant enters into competition with Black & Decker or uses or discloses confidential information.

The following table reflects the number of years of credited service and the present value of the accumulated benefit under the SERP, the Supplemental Pension Plan, and the tax-qualified plan for each of the named executive officers as of December 31, 2008:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Nolan D. Archibald	SERP	22.25	$20,415,188
	Supplemental Pension Plan		14,459,994
	Pension Plan		647,054

	Total		$35,522,236

Michael D. Mangan	SERP	8.17	$ 2,823,580
	Supplemental Pension Plan		587,530
	Pension Plan		125,732

	Total		$ 3,536,842

John W. Schiech	SERP	25.25	$ 1,994,701
	Supplemental Pension Plan		1,023,408
	Pension Plan		373,200

	Total		$ 3,391,309

Charles E. Fenton	SERP	18.67	$ 5,508,252
	Supplemental Pension Plan		1,955,668
	Pension Plan		514,744

	Total		$ 7,978,664

Stephen F. Reeves	Supplemental Pension Plan	13.58	$ 302,815
	Pension Plan		176,339

	Total		$ 479,154

Although the normal retirement age is 65 under the tax-qualified plan and the Supplemental Pension Plan, normal retirement age is 60 with five years of service under the SERP. The amount of the present value of accumulated benefit in the Pension Benefits table was calculated using the following assumptions:

•	the executive’s (other than Mr. Archibald and Mr. Fenton) continued employment at his current compensation until his normal retirement date;

•	in the case of Mr. Archibald and Mr. Fenton who have already reached the normal retirement age, as if each had retired effective December 31, 2008;

•	a 6.75% discount rate;

•	no mortality is assumed before retirement, and the RP2000 Combined Healthy table is used after retirement; and

•	the payment of benefits under the SERP and the Supplemental Pension Plan in five equal annual installments or, in the case of Mr. Archibald, a lump sum.

Nonqualified Deferred Compensation    Black & Decker adopted The Black & Decker Supplemental Retirement Savings Plan (the “Supplemental Savings Plan”) to allow eligible employees an opportunity to defer income that cannot be deferred under any other existing employee benefit plan. Only those designated employees who had a base salary of $105,000 or more in 2008 and are considered highly compensated employees under Black & Decker’s tax-qualified retirement savings plan are eligible to participate in the Supplemental Savings Plan. The responsibility to pay benefits under the Supplemental Savings Plan is an unfunded obligation of Black & Decker.

Under the Supplemental Savings Plan, a participant may defer up to 50% of his annual salary and 100% of any award under the annual incentive plan applicable to that participant in addition to any deferrals under the tax-qualified plan. A matching contribution is credited to the participant’s plan account by Black & Decker for deferrals of base pay. Black & Decker matches 50% of the participant’s contributions under the Supplemental Savings Plan and the tax-qualified retirement savings plan up to the first 6% of compensation deferred.

Participants have the option of electing several different investment crediting rates under the Supplemental Savings Plan. These investment crediting rates are substantially similar to the investment options available under the tax-qualified retirement savings plan. Participants can change their investment crediting rate selections daily by contacting the Supplemental Savings Plan administrator. Black & Decker does not consider any of the earnings credited to the compensation deferred under the Supplemental Savings Plan to be above-market or preferential as defined by the SEC.

Participants may elect to receive distributions from the Supplemental Savings Plan either on a date that is at least 12 months after the participant’s termination date or on a fixed payment date that is no earlier than January 1 of the second year following the year to which the compensation deferral relates. If a participant dies before beginning to receive any payments, the participant’s account balance will be paid to the participant’s designated beneficiary or estate. Upon a change in control of Black & Decker, the entire unpaid balance of a participant’s account will be paid in one lump sum.

In October 2008, the Board of Directors approved amendments to the Supplemental Savings Plan to allow participants to amend prior elections of amounts deferred under those plans in accordance with a transition rule under Section 409A of the Internal Revenue Code. A revised election, however, could not change the payment terms for amounts that were scheduled to be paid in 2008 or cause payments to be accelerated into 2008. Messrs. Archibald and Fenton elected to have the payment of certain amounts deferred under the Supplemental Savings Plan accelerated into January 2009.

The following table provides information regarding the accounts of the named executive officers under the Supplemental Savings Plan as of December 31, 2008:

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2008(4)
Nolan D. Archibald	$195,000	$90,600	$–0–	$–0–	$15,631,879
Michael D. Mangan	112,250	26,775	–0–	162,821	879,695
John W. Schiech	286,415	15,155	–0–	–0–	1,609,246
Charles E. Fenton	52,800	19,500	–0–	46,257	1,131,040
Stephen F. Reeves	32,515	9,357	–0–	31,874	118,215

(1)	Includes the following amounts reported in the Salary column of the Summary Compensation Table for each named executive officer that was contributed by the named executive officer to the Supplemental Savings Plan:

Name	Amount Reported
Nolan D. Archibald	$90,000
Michael D. Mangan	65,750
John W. Schiech	16,250
Charles E. Fenton	33,600
Stephen F. Reeves	22,750

(2)	These amounts were reported in the All Other Compensation column of the Summary Compensation Table.
(3)	The aggregate balance of the account of Mr. Archibald under the Supplemental Savings Plan decreased by $1,390,785. The aggregate balance of the account of Mr. Mangan under the Supplemental Savings Plan decreased by $351,703. The aggregate balance of the account of Mr. Schiech under the Supplemental Savings Plan decreased by $1,018,418. The aggregate balance of the account of Mr. Fenton under the Supplemental Savings Plan decreased by $321,811. The aggregate balance of the account of Mr. Reeves under the Supplemental Savings Plan decreased by $63,391.
(4)	Includes the following amounts reported as compensation in the Summary Compensation Table in the 2007 and 2008 proxy statements:

Name	Amount Reported
Nolan D. Archibald	$499,419
Michael D. Mangan	192,536
John W. Schiech	515,527
Charles E. Fenton	108,130
Stephen F. Reeves	–0–

Severance and Other Potential Post-Employment Payments and Benefits    Black & Decker has entered into certain agreements and maintains certain plans that will require Black & Decker to provide compensation to the named executive officers in the event of a termination of employment or a change of control of Black & Decker. These agreements and plans are described below.

EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER    The terms and conditions of employment of Mr. Archibald are governed by a written employment contract, which was amended and restated in February 2008. Mr. Archibald’s contract currently provides for an annual salary of $1,500,000 and his continued participation in all compensation and benefit plans.

Mr. Archibald’s employment agreement provides for the payment of benefits if Black & Decker terminates his employment without cause or Mr. Archibald terminates his employment for good reason. Under the employment agreement, Mr. Archibald has the right to terminate his employment for good reason upon the occurrence of the following events:

•	failure of Black & Decker to perform its obligations under the employment agreement;

•	assignment to Mr. Archibald of any duties inconsistent with his current status as chairman, president and chief executive officer;

•	upon the occurrence of a change in control, Mr. Archibald is not the chairman, president and chief executive officer of the successor entity;

•	reduction in Mr. Archibald’s annual base salary;

•	failure by Black & Decker to continue any compensation plan in which Mr. Archibald participates; or

•	failure by Black & Decker to continue any material benefit provided to Mr. Archibald.

Upon the termination of Mr. Archibald’s employment by Black & Decker without cause or by Mr. Archibald with good reason, Mr. Archibald would be entitled to the following benefits:

•	Severance payment equal to three times the sum of Mr. Archibald’s annual base salary, the “EAIP Maximum Payment”, and the “LTP Amount”;

•	“EAIP Maximum Payment” means the maximum payment that Mr. Archibald could have received under the executive annual incentive plan, determined as if

Mr. Archibald had remained a participant and all performance goals that would have entitled Mr. Archibald to a maximum payment are met or exceeded.

•

“LTP Amount” means an amount equal to 105% of Mr. Archibald’s base salary as such amount is adjusted upward (or downward) proportionately to the extent the closing sale price per share of Black & Decker’s common stock on the trading date immediately preceding the date of Mr. Archibald’s termination of employment exceeds (or is less than) the average daily closing sale price of Black & Decker’s common stock during the first quarter of 2008.

•

Mr. Archibald will fully vest in all outstanding stock options, all of his shares of restricted stock will become fully vested and no longer subject to forfeiture, and he will receive a prorated amount under the 2008 Long-Term Plan as described below;

•	reimbursement of all legal fees and expenses incurred by Mr. Archibald as a result of his termination; and

•

life, disability, accident and health insurance benefits for three years following termination substantially similar to those benefits to which Mr. Archibald was entitled immediately prior to termination.

Upon the occurrence of a change in control, Mr. Archibald will fully vest in all outstanding stock options, all shares of restricted stock previously awarded to Mr. Archibald will become fully vested and no longer subject to forfeiture under the terms of the Restricted Stock Plan, and he will receive an amount under the 2008 Long-Term Plan as described below. In connection with a change in control, Mr. Archibald will be entitled to a gross-up payment if he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Under the employment agreement, a change in control is deemed to take place whenever (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 35% or more of the combined voting power of Black & Decker’s then-outstanding securities; (2) a significant change in the composition of the Board occurs; (3) Black & Decker enters into an agreement that would result in a change in control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.

If Mr. Archibald notifies the Compensation Committee of his expected retirement date, the agreement requires the Compensation Committee to establish a vesting schedule with respect to all subsequent awards of stock options and restricted stock that ensures that those stock options and shares of restricted stock will vest on or before Mr. Archibald’s expected retirement date.

EXECUTIVE SALARY CONTINUANCE PLAN    In addition to the severance benefits agreements discussed below, Black & Decker has an executive salary continuance plan covering some executives, including Messrs. Mangan, Fenton, Schiech, and Reeves. If a covered executive is terminated other than for cause, the executive’s compensation and certain benefits will be continued for a specified period of up to two years. The compensation and benefits payable under the executive salary continuance plan will be offset by the compensation and benefits paid or credited to the executive by another employer. Black & Decker will continue to pay the difference between the new compensation and benefits and the executive’s base salary and benefits at the time of termination, if higher, for the remainder of the salary continuance period.

SEVERANCE BENEFITS AGREEMENTS    In 1986, Black & Decker entered into severance benefits agreements that provided for payments to be made to certain key management employees who are terminated following a change in control of Black & Decker. These agreements have been amended and restated from time to time and currently cover 19 employees, including each named executive officer other than Mr. Archibald. The severance benefits agreements expire on

December 31, 2013, unless a change in control occurs prior to that date, in which case the agreements expire 36 months after the date of the change in control.

The severance benefits agreements provide for the payment of specified benefits if employment terminates under certain circumstances following a change in control. A change in control is deemed to take place whenever: (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 35% or more of the combined voting power of Black & Decker’s then-outstanding securities; (2) a significant change in the composition of the Board occurs; (3) Black & Decker enters into an agreement that would result in a change in control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.

The severance benefits agreements provide that each executive will fully vest in all outstanding stock options held by the executive upon the occurrence of a change in control. Upon the occurrence of a change in control, all shares of restricted stock previously awarded to the executive will become fully vested and no longer subject to forfeiture under the terms of the Restricted Stock Plan, and the executive will receive the amount described below under the terms of the 2008 Long-Term Plan.

Circumstances triggering payment of severance benefits under these agreements include: (1) involuntary termination of employment for reasons other than death, disability, or cause; or (2) voluntary termination by the employee in the event of significant changes in the nature of his or her employment, including reductions in compensation and changes in responsibilities and powers. Benefits under the severance benefits agreements generally include:

•	Severance payment equal to three times the sum of the executive’s annual base salary, the “maximum participant award,” and the “LTP Amount”;

•	reimbursement of all legal fees and expenses incurred by the executive as a result of his termination;

•	a gross-up payment if the executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code; and

•

life, disability, accident and health insurance benefits for three years following termination substantially similar to those benefits to which the executive was entitled immediately prior to termination.

For purposes of the severance benefits agreements, the “maximum participant award” means the maximum payment that the executive could have received under the applicable annual incentive plan, determined as if the executive had remained a participant and all performance goals that would have entitled the executive to a maximum payment are met or exceeded, and “LTP Amount” means an amount equal to, depending on the individual, 60-90% of the executive’s annual base salary, as such amount is adjusted upward (or downward) proportionately to the extent the closing sale price per share of Black & Decker’s common stock on the trading date immediately preceding the date of the executive’s termination of employment exceeds (or is less than) the average daily closing sale price of Black & Decker’s common stock during the first quarter of 2008.

EQUITY COMPENSATION PLANS    Under the terms of the Restricted Stock Plan, all shares of restricted stock held by a participant vest upon a change in control of Black & Decker or the death of the participant. If the participant is age 55 years or older, a prorated amount of the restricted shares vest upon the participant’s retirement based on the amount of time that has elapsed after the grant of those restricted shares until the date of the participant’s retirement.

2008 LONG-TERM PLAN    Under the terms of the 2008 Long-Term Plan, a participant is entitled to a payment of an award in the event of a change in control based on any change in the price of Black & Decker’s common stock when compared to the average closing stock price during the first quarter of 2008, which was $67.78. The amount of the payment is the amount of the participant’s award increased or decreased proportionately to the extent the amount per share received by Black & Decker’s stockholders in the change in control, or the closing stock price immediately prior to the change in control, exceeds or is less than $67.78. If the participant’s employment is involuntarily terminated other than for cause, the participant will receive a prorated amount based on the amount of time that has elapsed since January 1, 2008. The amount of the award will be increased or decreased proportionately to the extent the stock price immediately before the participant’s termination is greater or less than $67.78.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL    The following tables describe the potential payments upon termination of employment or a change in control of Black & Decker for each of the named executive officers effective on December 31, 2008, in addition to the benefits payable under Black & Decker’s pension plans and the deferred compensation plan, which are described above. These benefits are described above. Upon a change in control, each named executive officer would be entitled to the maximum benefit under the SERP without risk of forfeiture regardless of years of credited service or age (but subject to a reduction if payments commence before the normal retirement date). The amounts in the following tables for stock options, restricted stock, and the 2008 Long-Term Plan represent the value of the awards that vest as a result of the termination of the named executive officer’s employment or a change in control. For purposes of valuing the stock options, restricted stock, and awards under the 2008 Long-Term Plan, the amounts below are based on a per share price of $41.81, which was the closing price as reported on the New York Stock Exchange on December 31, 2008.

Benefits and Payments upon Termination	Voluntary Termination(1)	Termination without Cause or for Good Reason(2)	Change in Control without Termination	Termination without Cause or for Good Reason after Change in Control(3)	Retirement
Nolan D. Archibald
Severance Payment	N/A	$18,664,610	$–0–	$18,644,610	$–0–
Stock Options	N/A	–0–	–0–	–0–	–0–
Restricted Stock	N/A	10,118,020	10,118,020	–0–	5,109,462
2008 Long-Term Plan	N/A	970,650	2,914,610	–0–	–0–
Excise Tax Reimbursement	N/A	–0–	–0–	–0–	–0–
Tax Gross Up	N/A	–0–	–0–	–0–	–0–
Benefits(4)	N/A	1,214,109	–0–	1,214,109	922,894

Total	N/A	$30,967,389	$13,032,630	$19,858,719	$6,032,356
Michael D. Mangan
Severance Payment	$–0–	$700,000	$–0–	$7,045,844	$–0–
Stock Options	–0–	–0–	–0–	–0–	–0–
Restricted Stock	–0–	–0–	1,996,846	–0–	939,136
2008 Long-Term Plan	–0–	354,981	1,065,914	–0–	–0–
Excise Tax Reimbursement	–0–	–0–	–0–	1,249,707	–0–
Tax Gross Up	–0–	–0–	–0–	1,954,670	–0–
Benefits	–0–	108,467	–0–	104,310	–0–

Total	$–0–	$1,159,448	$3,062,760	$10,354,531	$939,136

Benefits and Payments upon Termination	Voluntary Termination(1)	Termination without Cause or for Good Reason(2)	Change in Control without Termination	Termination without Cause or for Good Reason after Change in Control(3)	Retirement
John W. Schiech
Severance Payment	$–0–	$465,000	$–0–	$3,993,378	$–0–
Stock Options	–0–	–0–	–0–	–0–	–0–
Restricted Stock	–0–	–0–	1,482,583	–0–	759,427
2008 Long-Term Plan	–0–	214,930	645,378	–0–	–0–
Excise Tax Reimbursement	–0–	–0–	–0–	–0–	–0–
Tax Gross Up	–0–	–0–	–0–	–0–	–0–
Benefits	–0–	77,879	–0–	73,549	–0–

Total	$–0–	$757,809	$2,127,961	$4,066,927	$759,427
Charles E. Fenton
Severance Payment	N/A	$1,120,000	$–0–	$4,964,675	$–0–
Stock Options	N/A	–0–	–0–	–0–	–0–
Restricted Stock	N/A	–0–	1,275,205	–0–	621,040
2008 Long-Term Plan	N/A	310,608	932,675	–0–	–0–
Excise Tax Reimbursement	N/A	–0–	–0–	–0–	–0–
Tax Gross Up	N/A	–0–	–0–	–0–	–0–
Benefits(4)	N/A	429,532	–0–	333,182	250,401

Total	N/A	$1,860,140	$2,207,880	$5,297,857	$871,441
Stephen F. Reeves
Severance Payment	$–0–	$450,000	$–0–	$3,469,647	$–0–
Stock Options	–0–	–0–	–0–	–0–	–0–
Restricted Stock	–0–	–0–	560,254	–0–	288,475
2008 Long-Term Plan	–0–	129,420	388,615	–0–	–0–
Excise Tax Reimbursement	–0–	–0–	–0–	–0–	–0–
Tax Gross Up	–0–	–0–	–0–	–0–	–0–
Benefits	–0–	59,412	–0–	62,136	–0–

Total	$–0–	$638,832	$948,869	$3,531,783	$288,475

(1)	When an employee attains age 60, Black & Decker treats the voluntary termination of that employee as a retirement.
(2)	Mr. Archibald would receive these amounts under the terms of his employment agreement if his employment is terminated without cause or he terminates his employment for good reason. Each of the other named executive officers would receive these amounts under the executive salary continuance plan if he is terminated without cause. The amounts of compensation and benefits payable under the executive salary continuance plan assume that each participant does not receive any compensation or benefits from another employer. The amounts payable under the 2008 Long-Term Plan assume that the executive officer was terminated without cause.
(3)	These amounts would be payable to the named executive upon the termination of the executive’s employment without cause or for good reason after a change in control in addition to the amounts identified under the heading “Change in Control without Termination.” The amounts of the excise tax reimbursement and tax gross up are calculated assuming the named executive receives the amounts identified under both columns.
(4)	Includes a lump sum payment of $922,894 in the case of Mr. Archibald and $250,401 in the case of Mr. Fenton to fund a life insurance policy of one times base salary at retirement in accordance with Black & Decker’s executive perquisite program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Black & Decker’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mark H. Willes (Chairman)

George W. Buckley

Benjamin H. Griswold, IV

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed Black & Decker’s audited financial statements for the fiscal year ended December 31, 2008, with management and with Black & Decker’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”). Management is responsible for the preparation of the financial statements and the maintenance of effective internal control over financial reporting and its assessment that Black & Decker maintained effective internal control over financial reporting as of December 31, 2008. E&Y is responsible for performing independent audits of Black & Decker’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards, and for expressing opinions thereon.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, has discussed with E&Y its independence, and has considered the compatibility of non-audit services provided by E&Y with its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2008, be included in Black & Decker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

M. Anthony Burns (Chairman)

Barbara L. Bowles

Anthony Luiso

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee must approve in advance all audit and non-audit services provided by Black & Decker’s independent registered public accounting firm. The Audit Committee has engaged E&Y to serve as Black & Decker’s independent registered public accounting firm during 2009 and has approved certain non-audit services to be provided by E&Y. Unless a stockholder directs otherwise, proxies will be voted for the ratification of the selection of E&Y as the independent registered public accounting firm for 2009. If the appointment is not ratified by the stockholders, the Audit Committee will consider the selection of another independent registered public accounting firm for 2009.

A representative of E&Y is expected to be present at the 2009 Annual Meeting of Stockholders. The representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

When pre-approving non-audit services provided by Black & Decker’s independent registered public accounting firm, the Audit Committee determines that the provision of these services is consistent with the basic principles of independence that the auditor cannot: (1) function in the role of management, (2) audit its own work, or (3) serve in an advocacy role for Black & Decker. The Audit Committee also considers the amount of non-audit services previously provided by the independent registered public accounting firm to determine whether the additional non-audit services are compatible with maintaining the firm’s independence. If it is necessary for Black & Decker to engage E&Y to provide certain non-audit services between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated to the Chairman of the Committee the authority to pre-approve particular non-audit services in categories that the Committee has approved and are compatible with maintaining E&Y’s independence. Decisions made by the Chairman of the Committee will be reported to the Committee at its next regularly scheduled meeting.

Although Black & Decker closely monitors the nature of the services provided by E&Y, it is possible that E&Y will provide non-audit services that were not recognized as non-audit services at the time of engagement. In order to ensure that the independence of E&Y is consistent with the Sarbanes-Oxley Act of 2002 (the “SOA”), the Audit Committee has authorized its Chairman to approve on its behalf any non-audit services rendered by E&Y if: (1) the services are permitted by the SOA, (2) the services were not recognized by Black & Decker at the time of engagement to be non-audit services, (3) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by Black & Decker to E&Y during a fiscal year, (4) the services are promptly brought to the attention of the Audit Committee, and (5) the approval is given prior to the completion of the audit. Black & Decker will disclose in its Proxy Statement the percentage of fees paid to the independent auditor under this procedure. There were no fees paid to E&Y under this procedure during 2008 or 2007.

Audit Fees    The aggregate fees billed and expected to be billed by E&Y for professional services rendered for the audit of Black & Decker’s annual financial statements, the reviews of the financial statements included in Black & Decker’s Quarterly Reports on Form 10-Q, the audit of the effectiveness of Black & Decker’s internal control over financial reporting, and services provided in connection with statutory or regulatory filings were $6,550,000 for the fiscal year ended December 31, 2008, and $6,456,000 for the fiscal year ended December 31, 2007.

Audit-Related Fees    The aggregate fees billed and expected to be billed by E&Y in each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Black & Decker’s financial statements and not reported under the caption Audit Fees were $383,000 for the fiscal year ended December 31, 2008, and $456,000 for the year ended December 31, 2007. These services included employee benefit plan audits, assistance with debt and regulatory compliance issues, due diligence and accounting consultations related to mergers, acquisitions and dispositions, accounting consultations concerning regulatory reporting, attest services, and assistance with regulatory reports.

Tax Fees    The aggregate fees billed and expected to be billed by E&Y in each of the last two fiscal years for professional services rendered for tax compliance, tax advice, and tax planning were $2,257,000 for the fiscal year ended December 31, 2008, which would include $1,018,000 for tax compliance services and $1,239,000 for tax advice and planning services, and $2,688,000 for the year ended December 31, 2007, which included $1,074,000 for tax compliance services and $1,614,000 for tax advice and planning services. These services included assistance in the preparation of Black & Decker’s tax returns and expatriate tax returns, assistance with tax audits and appeals, tax advice relating to mergers, acquisitions, dispositions, and employee benefits, requests for rulings or technical advice from taxing authorities, and organization tax structure evaluation and planning.

All Other Fees    The aggregate fees billed and expected to be billed by E&Y for professional services rendered during each of the last two fiscal years other than as stated above under the captions Audit Fees, Audit-Related Fees, and Tax Fees were $ –0– for the year ended December 31, 2008, and $ –0– for the year ended December 31, 2007.

The Audit Committee recommends a vote FOR the ratification of the selection of Ernst & Young LLP.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008, with respect to shares of Black & Decker’s common stock that may be issued under equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under plans (excluding securities listed in the first column)
Equity compensation plans approved by security holders:
1. Stock option plans for employees	5,500,194	(1)	$61.68	1,261,997
2. Directors Stock Option Plan	47,708		$46.58	None	(2)
3. Performance Equity Plan	–0–		N/A	644,762
4. Directors Stock Plan	120,185	(3)	N/A	87,269
5. Restricted stock plans	N/A		N/A	931,248
Equity compensation plans not approved by security holders	None		N/A	None

(1)	The weighted average remaining contractual term for these options is 5.1 years.
(2)	In August 2002, Black & Decker discontinued granting stock options under the Directors Stock Option Plan.
(3)	Represents phantom shares held in deferred compensation accounts for the benefit of non-management directors under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by the directors.

STOCKHOLDER PROPOSALS AND OTHER BUSINESS TO BE CONSIDERED AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS

It is expected that the 2010 Annual Meeting of Stockholders will be held on April 15, 2010. In order to be considered for inclusion in the Proxy Statement for that meeting, stockholder proposals must be submitted in writing, must be received on or before November 16, 2009, and must include the full and correct name and address of the stockholder making the proposal and the number of shares of common stock owned. If the shares are not registered in the stockholder’s name but are beneficially owned, proof of ownership must be submitted with the proposal. In addition, the stockholder must state in writing his or her intention to appear personally or by proxy at the meeting to present the proposal.

Stockholders desiring to bring business before the 2010 Annual Meeting of Stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Corporate Secretary at the principal office of Black & Decker after October 17, 2009, and before November 16, 2009. The written notice must comply with the provisions of Black & Decker’s bylaws summarized below under the heading Other Matters.

OTHER MATTERS

Management does not know of any other matters that will properly come before the 2009 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, or if any of the persons named as nominees for election as directors should decline or be unable to serve as a director, the persons named as Proxies are authorized to vote the shares as they see fit and will act according to their best judgment.

The bylaws provide that, to be properly brought before the meeting, business must be:

•	specified in the notice of meeting (or any supplemental notice) given by or at the direction of the Board;

•	otherwise properly brought before the meeting by or at the direction of the Board; or

•	otherwise properly brought before the meeting by a stockholder.

In addition to any other applicable requirements, the stockholder must have given written notice that is received by the Corporate Secretary at the principal executive office of Black & Decker not less than 120 days nor more than 150 days prior to the first anniversary of the date on which Black & Decker first mailed its proxy materials in connection with the previous year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received not more than 110 days prior to the annual meeting and not less than 90 days prior to the annual meeting or ten days following the day on which the date of the annual meeting was first publicly announced. The stockholder’s notice must include:

•	a brief description of each matter of business to be brought before the meeting and the reasons for conducting the business at the meeting;

•	any material interest in the business of the stockholder and of the beneficial owner of the shares, if any, on whose behalf the proposal is made;

•	the name and address of the stockholder proposing the business and of the beneficial owner of the shares, if any, on whose behalf the proposal is made;

•	the number of shares of common stock beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•

a description of any agreement, arrangement, or understanding with respect to the business among the stockholder, the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates, and any others (including their names) acting in concert with any of the foregoing;

•	a description of any agreement, arrangement, or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder, the beneficial owner, if any, on whose behalf the proposal is made, or any of their respective affiliates or associates the effect or intent of which is to mitigate the loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder, the beneficial owner, or their respective affiliates and associates with respect to shares of common stock, including but not limited to any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares; and

•	a representation that the stockholder will update or supplement the foregoing information as of the record date for the meeting not later than ten days after the record date for the meeting.

No stockholders submitted written notice to Black & Decker that they intended to bring business before the 2009 Annual Meeting of Stockholders in compliance with the preceding paragraph. As a result, only the business described in the attached Notice of Annual Meeting of Stockholders and any other business brought forth by or at the direction of the Board will be considered at the meeting.

No business shall be conducted at the meeting except as described above. If the chairman of the meeting determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting and the business will not be conducted.

March 16, 2009

Towson, Maryland

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders

April 30, 2009

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

HAVE YOU MOVED?

The Black & Decker Corporation

Mail Stop TW266

701 East Joppa Road

Towson, Maryland 21286

Please change my address on the books of The Black & Decker Corporation.

Name of Owner:	Account #:
(Print name exactly as it appears on stock certificate)

From (Old Address):

To (New Address):

Street Address                            City or Town            State        Zip Code

Date:                                         Signature:

Owner should sign name exactly as it appears on stock certificate.

If this form is signed by a representative, evidence of authority should be supplied.

Please mark your votes as indicated in this example X

The Board of Directors recommends a vote FOR:

FOR ALL (except as

indicated below)

WITHHELD FOR ALL

*EXCEPTIONS

1. Election of all Directors

Nominees:

01 Nolan D. Archibald

02 Norman R. Augustine

03 Barbara L. Bowles

04 George W. Buckley

05 M. Anthony Burns

06 Kim B. Clark

07 Manuel A. Fernandez

08 Benjamin H. Griswold, IV

09 Anthony Luiso

10 Robert L. Ryan

11 Mark H. Willes

FOR AGAINST ABSTAIN

2. Ratification of Ernst & Young LLP as Black & Decker’s independent registered public accounting firm for 2009.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

BLACK&DECKER

INTERNET

http://www.eproxy.com/bdk

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-580-9477

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/bdk

44465/44465

THE BLACK & DECKER CORPORATION

701 East Joppa Road, Towson, Maryland 21286

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Nolan D. Archibald, Manuel A. Fernandez, and Mark H. Willes, and each of them, Proxies of the undersigned, with power of substitution, to vote all shares of common stock of The Black & Decker Corporation that the undersigned could vote if present at the 2009 Annual Meeting of Stockholders to be held April 30, 2009, and any adjournments of the meeting. The undersigned further gives the Proxies authority to vote according to their best judgment on any other matters properly coming before the meeting.

You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN ACCORDANCE with the Board of Directors’ recommendations. Please mark, sign, date, and return this proxy card promptly using the enclosed envelope. Continued on the reverse side. Must be signed and dated on the reverse side.

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments

(Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

44465/44465